                                                    FILED PURSUANT TO
                                                    RULE NO. 424(b)(4)
                                                    REGISTRATION NO. 333-77105

PROSPECTUS

                               10,000,000 Shares

                               [LOGO FOR DIGEX]

                             Class A Common Stock

                             ---------------------

This is an initial public offering of 10,000,000 shares of the Class A Common Stock of Digex, Incorporated. We are selling all of the shares of Class A Common Stock offered under this prospectus. The underwriters have an option to purchase a maximum of 1,500,000 additional shares of Class A Common Stock from us to cover over-allotments of shares.

Our Class A Common Stock has been approved for listing on the Nasdaq National Market under the symbol "DIGX."

Immediately following this offering, we will have outstanding two classes of common stock. The holders of Class A Common Stock are entitled to one vote for each share, whereas the holders of Class B Common Stock are entitled to 10 votes for each share. The rights of holders of our common stock are substantially the same in all other respects.

See "Risk Factors" beginning on page 7 about the risks you should consider before buying shares of our Class A Common Stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

                                                             Per
                                                            Share     Total
                                                            ------ ------------
   Public offering price................................... $17.00 $170,000,000
   Underwriting discounts and commissions.................. $ 1.19 $ 11,900,000
   Proceeds, before expenses, to us........................ $15.81 $158,100,000

                             ---------------------


Bear, Stearns & Co. Inc.                           Donaldson, Lufkin & Jenrette

                             ---------------------
CIBC World Markets                                       Legg Mason Wood Walker
                                                        Incorporated

                 The date of this prospectus is July 29, 1999

                               PROSPECTUS SUMMARY

  This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled "Risk Factors" and the financial statements and the notes relating to those statements.

                                     Digex

Our Company

  Digex is a leading provider of Web site hosting services to businesses and organizations implementing complex, interactive Web sites and Web-based applications. From major corporations to Internet start-ups, our customers leverage our services to rapidly and cost-effectively deploy secure and reliable business solutions including on-line banking, on-line procurement and electronic retailing. We provide the computer hardware, software, network technology, and systems management necessary to offer our customers comprehensive outsourced Web site hosting solutions.

  We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth. We currently provide services to a diverse customer base of over 500 customers ranging from Fortune 50 companies to small and medium size businesses that rely heavily on the Internet. We operate two state-of-the-art data centers strategically positioned on the east and west coasts of the United States. In these data centers, we house over 1,400 Windows NT and UNIX-based servers which we own and manage. Our revenues have grown at a compounded annual growth rate of 184% over the past two years from $2.8 million in 1996 to $22.6 million in 1998. Our revenue for the three months ended March 31, 1999 was $9.4 million. The following are among the key factors that we believe will continue to drive our growth:

  . the ability to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site initiatives;

  . an operating platform designed to allow us to scale our operations to achieve higher revenues, lower marginal unit costs and increased operating margins;


  . an experienced management team and technical experts, who in the aggregate hold over 200 technical certifications from leading companies such as Cisco Systems, Microsoft and Sun Microsystems;

  . a highly skilled research and development organization dedicated to identifying the best available tools, technologies and processes;

  .  a growing, geographically distributed direct sales force; and

  . a network of over 120 business partnership alliances which provide complementary design, development and integration services for our customers and which represent a significant source of new customer referrals for Digex.

Our Market Opportunity

  According to Forrester Research, Inc., the Web site hosting market is projected to increase from $875 million in 1998 to approximately $14.6 billion in 2003. In addition to the overall expansion and increasing pervasiveness of the Internet, we believe one of the key drivers of growth in the Web site hosting industry is the increasing number of businesses that have elected to outsource the management of their Web sites and related operations. Web sites are mission-critical for virtually all Web-centric companies and are becoming increasingly strategic for many mainstream enterprises. At the same time, these operations and applications are becoming more complex and challenging to operate. We offer customers a comprehensive outsourcing solution designed to reduce costs, speed implementation, reduce technology risks and provide guaranteed operating performance.

Our Strategy

  Our objective is to shape and lead the global market for Web site and application hosting solutions. We intend to achieve this goal through a strategy focused on:

  .  expanding our premier Web site hosting capabilities;

  .  addressing industry-specific customer needs;

  .  developing next generation service offerings; and

  . expanding our capabilities through selective strategic alliances and acquisitions.

Our History

  Our business started in 1996 as the Web site hosting unit of Business Internet, Inc., previously known as DIGEX, Incorporated, a company that was principally an Internet access and Web site hosting services provider. Business Internet went public in October 1996 under the name DIGEX, Incorporated, and was acquired by Intermedia Communications Inc. in July 1997. In contemplation of this offering, we were incorporated as Digex, Incorporated in April 1999, and Business Internet contributed our assets to the newly formed Digex, Incorporated in order to effect a recapitalization of our business.

Our Address and Telephone Number

  The address of our principal executive offices is One Digex Plaza, Beltsville, Maryland 20705 and our telephone number is (301) 847-5000.

                                ----------------

  The information on any of our Web sites, such as www.digex.net or www.digex.com, is not a part of this prospectus.

  Digex and the Digex logo are two of our service marks. This prospectus also contains trademarks and trade names of other companies.

                                  The Offering

Class A Common Stock offered by
 Digex..........................  10,000,000 shares (1)

Common Stock to be outstanding
 after the offering.............  10,000,000 shares of Class A Common Stock (1)

                                  50,000,000 shares of Class B Common Stock (2)

Use of proceeds.................  We intend to use the net proceeds from this offering to purchase or construct
                                  Telecommunications Related Assets (3)

Proposed Nasdaq National Market
 symbol.........................  DIGX
--------
(1) Excludes 1,500,000 shares to be sold by Digex if the underwriters' over-allotment option is exercised in full, as described in "Underwriting." On the effective date of this prospectus we have granted options to purchase 4,928,100 shares of our Class A Common Stock at a weighted average exercise price of $14.33 per share. None of these options will be exercisable on the effective date.

(2) The Class B Common Stock is fully convertible into Class A Common Stock, on a one-for-one basis, at any time at the option of the holder or upon the transfer of the Class B Common Stock to any person or entity not affiliated with Intermedia.

(3) Due to certain restrictions in the bond indentures of Intermedia, our parent company, we will be required to use all of the net proceeds of this offering to purchase or construct Telecommunications Related Assets. The term "Telecommunications Related Assets" is defined under "Risk Factors-- Digex is controlled by Intermedia," and would include data centers and related capital expenditures. In addition, we have made arrangements for Intermedia to purchase from us some of the Telecommunications Related Assets purchased with the net proceeds of this offering. We expect to be able to use the proceeds of such sales to Intermedia to the extent necessary for working capital purposes and to fund operating losses. This arrangement is explained under "Use of Proceeds" and "Certain Relationships and Related Transactions--Sale of Telecommunications Related Assets to Intermedia."

                                ----------------
  Except as otherwise indicated, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                             Summary Financial Data

  The following table sets forth summary financial data of Digex for the period from July 7, 1997, the date of acquisition by Intermedia of the Web site hosting unit (the "Predecessor"), which was then part of Business Internet, to December 31, 1997, the year ended December 31, 1998, and the three months ended March 31, 1998 and 1999, and of the Predecessor, for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. The summary historical financial data has been derived from Digex's and the Predecessor's financial statements which have been audited by Ernst & Young LLP, with the exception of the unaudited financial statements as of and for the three months ended March 31, 1998 and 1999, and are included elsewhere in this prospectus.

  The following table also sets forth our pro forma financial information for the year ended December 31, 1997. The pro forma financial information gives effect to the purchase by Intermedia of the Predecessor as if such acquisition had occurred on January 1, 1997. The presentation of pro forma financial information is made to permit useful comparison of results of operations between periods presented. This pro forma financial information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997. The relationship between Business Internet and the Predecessor is more fully described in note 1 to the financial statements.

  In the following table, pro forma basic and diluted net loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented, and giving effect to the 50,000-for-one stock split of our Class B Common Stock to be effected prior to the closing of this offering.

  You should read the summary financial and other data below in conjunction with our audited and unaudited interim financial statements and the related notes included elsewhere in this prospectus. You should also read the accompanying "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus.

                                Predecessor                                      Digex
                          ------------------------ --------------------------------------------------------------------
                                 Historical          Historical      Pro Forma                  Historical
                          ------------------------ ---------------  ------------   ------------------------------------
                                                                                                  Three months ended
                                                     Period from                                       March 31,
                                       Period from  July 7, 1997                                -----------------------
                                       January 1,     (date of
                           Year ended    1997 to   acquisition) to   Year ended     Year ended
                          December 31,   July 6,    December 31,    December 31,   December 31,
                              1996        1997          1997            1997           1998        1998        1999
                          ------------ ----------- ---------------  ------------   ------------ ----------- -----------
                                                                    (unaudited)                 (unaudited) (unaudited)
                                               (In thousands, except pro forma per share data)

Statement of Operations
 Data:
Revenues................    $ 2,803      $ 4,420      $  7,192        $ 11,612       $ 22,635     $ 3,869     $ 9,392
Costs and expenses:
 Cost of operations.....      2,002        4,149         1,739           2,808 (6)      6,710         887       1,652
 Cost of services.......        684        1,817         1,611           3,428          7,044       1,107       3,952
 Selling, general and
  administrative........      3,194        7,001         6,087          13,088         17,512       3,637       8,069
 Depreciation and
  amortization..........        591          519         2,753           4,850 (6)      8,109       2,027       4,314
 Charge off of purchased
  in-process research
  and development.......        --           --         15,000 (1)      15,000 (1)        --          --          --
                            -------      -------      --------        --------       --------     -------     -------
Total costs and
 expenses...............      6,471       13,486        27,190          39,174         39,375       7,658      17,987
                            -------      -------      --------        --------       --------     -------     -------
Loss before income
 taxes..................     (3,668)      (9,066)      (19,998)        (27,562)       (16,740)     (3,789)     (8,595)
Income tax benefit......        --           --          1,440           4,710 (6)        159         --          --
                            -------      -------      --------        --------       --------     -------     -------
Net loss................    $(3,668)     $(9,066)     $(18,558)       $(22,852)      $(16,581)    $(3,789)    $(8,595)
                            =======      =======      ========        ========       ========     =======     =======
Pro forma net loss
 Per common share:
 Basic..................        --           --        $ (0.37)       $  (0.46)      $  (0.33)    $ (0.08)    $ (0.17)
                                                      ========        ========       ========     =======     =======
 Diluted................        --           --        $ (0.37)       $  (0.46)      $  (0.33)    $ (0.08)    $ (0.17)
                                                      ========        ========       ========     =======     =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................        --           --         50,000          50,000         50,000      50,000      50,000
                                                      ========        ========       ========     =======     =======

Other Data:
EBITDA before certain
 charges (2)............    $(3,077)     $(8,547)     $ (2,245)       $ (7,712)      $ (8,631)    $(1,762)    $(4,281)
Net cash used in
 operating activities...     (2,565)      (7,172)       (6,079)        (13,251)       (10,930)     (2,677)     (8,036)
Net cash used in
 investing activities...     (1,445)      (1,004)      (55,237)        (56,241)       (30,969)     (2,401)    (32,001)
Net cash provided
 by financing
 activities (3).........      4,010        8,176        61,316          69,492         41,899       5,078      40,037
Capital expenditures....      1,445        1,004         8,016           9,020         30,969       2,401      32,001

                                  December 31,
                                      1998           March 31, 1999
                                  ------------ --------------------------
                                     Actual      Actual    As Adjusted (4)
                                  ------------ ----------- --------------
                                               (unaudited)  (unaudited)
                                                (In thousands)
Balance Sheet Data:
Cash and cash equivalents (5)....   $    --     $     --      $156,250
Working capital..................     1,231        4,997       165,678
Property and equipment, net......    39,059       67,488        67,488
Total assets.....................    77,739      107,393       263,836
Capital lease obligations,
 including current maturities....     2,089        1,833           --
Total owner's equity.............    70,845      102,287       258,804

--------
(1) This amount represents a one-time charge to operations for the charge off of purchased in-process research and development related to the Predecessor in connection with Intermedia's purchase of Business Internet on July 7, 1997.

(2) EBITDA before certain charges consists of earnings (loss) before tax benefit, depreciation and amortization and the charge off of purchased in-process research and development. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the financial statements and notes thereto contained elsewhere in this prospectus for more detailed information.

(3) Net cash provided by financing activities includes capital contributions of $4,010, $7,626, $64,085, $41,899, $5,078 and $40,037 for the year ended
    December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997, the year ended December 31, 1998, and the three months ended March 31, 1998 and 1999, respectively.

(4) As Adjusted as of March 31, 1999 gives effect to our recapitalization, as described in note 10 to the financial statements contained elsewhere in this prospectus, and the offering as if it had occurred on March 31, 1999.

(5) We have historically participated in Intermedia's centralized cash management system and, as a result, have not carried cash balances on our financial statements. With the closing of this offering, we will be maintaining and reporting cash balances in our financial statements.

(6) The pro forma statement of operations data for the year ended December 31, 1997, represents the combining of the historical Predecessor statement of operations data for the period from January 1, 1997 to July 6, 1997 and the historical Digex statement of operations data for the period from July 7, 1997 to December 31, 1997, as adjusted for the following items:

  .A decrease in cost of operations of $3,080 which represents reduced network expenses.
  . An increase in depreciation and amortization of $1,578 which represents amortization of intangible assets arising from the acquisition.
  . An increase in income tax benefit of $3,270 which represents the income tax effect of purchase accounting adjustments.

                                  RISK FACTORS

  Investing in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our Class A Common Stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations.

  If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event, the trading price of our Class A Common Stock could decline, and you could lose all or part of your investment.

We have a limited operating history and our business model is still evolving, which makes it more difficult for you to evaluate our company and its prospects.

  We were established in January 1996 to provide Web site hosting services for businesses deploying complex, mission-critical Web sites, which remains our primary focus. Our range of service offerings has changed since 1996 and our business model is still new and developing. For example, we recently began offering integrated business solutions and enterprise services. Because some of our services are new, we cannot be sure that businesses will buy them. As a result, the revenue and income potential of our business is unproven. Our limited operating history makes predicting future results difficult. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for Web site hosting services. To address these risks, among other things, we must:

  .  provide reliable, technologically current and cost-effective services;

  .  continue to upgrade and expand our infrastructure;

  .  market our brand name and services effectively;

  .  maintain and develop our business partnership alliances; and

  .  retain and attract qualified personnel.

We have a history of significant losses and expect these losses to continue in the foreseeable future.

  We have experienced operating losses and negative cash flows from operations in each annual period from inception. As of December 31, 1998, our accumulated losses since January 1, 1996 have amounted to approximately $47.9 million. We had a net loss of $16.6 million for the year ended December 31, 1998. While our revenues have grown in recent periods, we cannot assure you that this growth will continue. In connection with our expansion plans, we anticipate making significant investments in sales, marketing, technical and customer support personnel, as well as in our data center infrastructure. As a result of our expansion plans, we expect our net losses and negative cash flows from operations to continue for the foreseeable future. We cannot assure you that we will ever become or remain profitable or that we will generate positive cash flows from operations.

Our quarterly and annual results may fluctuate, resulting in fluctuations in the price of our Class A Common Stock.

  Our results of operations fluctuate on a quarterly and annual basis. We expect to continue experiencing significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control, including:

  .  demand for and market acceptance of our services;

  .  introductions of new services by us and our competitors;

  .  capacity utilization of our data centers;

  .  timing of customer installations;

  .  the mix of services we sell;

  .  customer retention;

  . the timing and magnitude of our capital expenditures, including construction costs related to the expansion of our operations;

  .  changes in our pricing policies and those of our competitors;

  .  fluctuations in bandwidth used by customers;

  .  our retention of key personnel; and

  .  other general economic factors.

  For these and other reasons, in some future quarters, our results of operations may fall below the expectations of securities analysts or investors, which could negatively affect the market price of our Class A Common Stock.

We operate in a relatively new and evolving market with uncertain prospects for growth.

  The market for Web site hosting and related services has only recently begun to develop and is evolving rapidly. Although certain industry analysts project significant growth for this market, their projections may not be realized. Our future growth, if any, will depend on the continued trend of businesses to outsource their Web site hosting and management systems, and our ability to market our services effectively. There can be no assurance that the market for our services will develop, that our services will be adopted, or that businesses will use these Internet-based services in the degree or manner that we expect. It is possible that at some point businesses may find it cheaper, more secure or otherwise preferable to host their Web sites internally and decide not to outsource the management of their Web sites. If we are unable to react quickly to changes in the market, if the market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, then we are unlikely to become or remain profitable.

We may be unable to achieve our operating and financial objectives due to significant competition in the Web hosting industry.

  The market for hosting Web sites is highly competitive. There are few substantial barriers to entry and many of our current competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we possess. Our current and potential competitors in the market include Web hosting service providers, Internet service providers, commonly known as ISPs, telecommunications companies and large information technology outsourcing firms. Our competitors may operate in one or more of these areas and include companies such as AboveNet Communications, AT&T, Cable & Wireless, Concentric Network, EDS, Exodus Communications, Frontier/GlobalCenter, Globix, GTE, IBM, Intel, Level 3 Communications, MCI WorldCom, PSINet, Qwest Communications International, and USinternetworking.

  Our competitors may be able to expand their network infrastructures and service offerings more quickly. They may also bundle other telecommunications services with their Web site hosting services, which could allow them to reduce the relative prices of their Web site hosting services beyond levels that we could compete with, and generally adopt more aggressive pricing policies. In addition, some competitors have entered and will likely continue to enter into joint ventures or alliances to provide additional services which may be competitive with those we provide. We also believe the Web hosting market is likely to experience consolidation in the near future, which could result in increased price and other competition that would make it more difficult for us to compete. See "Business--Competition."

Our data centers and the networks we rely on are sensitive to harm from human actions and natural disasters. Any resulting disruption could significantly damage our business and reputation.

  Our reputation for providing reliable service largely depends on the performance and security of our data centers and equipment, and of the network infrastructure of our connectivity providers. In addition, our customers often maintain confidential information on our servers. However, our data centers and equipment, the networks we use, and our customers' information are subject to damage and unauthorized access from human error and tampering, breaches of security, natural disasters, power loss, capacity limitations, software defects, telecommunications failures, intentional acts of vandalism, including computer viruses, and other factors that have caused, and will continue to cause, interruptions in service or reduced capacity for our customers, and could potentially jeopardize the security of our customers' confidential information such as credit card and bank account numbers. Despite precautions we have taken and plan to take, the occurrence of a security breach, a natural disaster, interruption in service or other unanticipated problems could seriously damage our business and reputation and cause us to lose customers. Additionally, the time and expense required to eliminate computer viruses and alleviate other security problems could be significant and could impair our service quality. We also often provide our customers with service level agreements. If we do not meet the required service levels, we may have to provide credits to our customers, which could significantly reduce our revenues. Additionally, in the event of any resulting harm to customers, we could be held liable for damages. Awards for such damages might exceed our liability insurance by an unknown but significant amount and could seriously harm our business.

We could not provide adequate service to our customers if we were unable to secure sufficient network capacity to meet our future needs on reasonable terms or at all.

  We must continue to expand and adapt our network arrangements to accommodate an increasing amount of data traffic and changing customers' requirements. We have entered into several two-year network services agreements with Intermedia to provide us with certain network transit capacity which we believe to be adequate for our capacity requirements. However, if our future network capacity requirements exceed the capacity Intermedia has committed to provide to us, we may have to pay higher prices for such additional network capacity or such capacity might not be available at all. Our failure to achieve or maintain high capacity data transmission could negatively impact service levels to our existing customers and limit our ability to attract new customers, which would harm our business.

Our business, in large part, depends on network services we receive from Intermedia. Any disruption of these services or Intermedia's inability to maintain its peering relationships could be costly and harmful to our business.

  We currently rely exclusively on Intermedia for network services. Intermedia operates its own coast-to-coast Internet Protocol network, which qualifies it as a tier-one service provider of Internet connectivity services. If our network services agreements with Intermedia were to be terminated, we would need to rapidly secure an alternative provider of these services. As a result, we could incur transition costs and our monthly costs of operations could increase. In addition, such a transition could have a detrimental effect on our customer service levels.

  The Internet is composed of many ISPs that operate their own networks and interconnect with other ISPs at various peering points. Peering relationships are arrangements that permit ISPs to exchange traffic with one another without having to pay for the cost of transit services. Peering relationships are a competitive factor that allow some Web hosting companies to provide faster data transmission than others. We believe Intermedia's tier-one status and numerous peering relationships enable it to provide us faster data transmission than many other ISPs provide. If Intermedia fails to adapt its network infrastructure to meet industry requirements for peering or loses its peering relationships for any other reason, then our transmission rates could be reduced, resulting in a decrease in service quality we provide to our customers.

Providing services to customers with mission-critical Web sites could potentially expose us to lawsuits for customers' lost profits or other damages.

  Because our Web hosting services are critical to many of our customers' businesses, any significant interruption in our services could result in lost profits or other indirect or consequential damages to our customers. Our customers are required to sign server order forms which incorporate our standard terms and conditions. Although these terms disclaim our liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site problems that the customer may ascribe to us. There can be no assurance a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. We also believe we would have meritorious defenses to any such claims, but there can be no assurance we would prevail. In such cases, we could be liable for substantial damage awards. Such damage awards might exceed our liability insurance by unknown but significant amounts, which would seriously harm our business.

Digex is controlled by Intermedia, which could involve multiple risks for you as a stockholder.

  Intermedia controls a majority of our voting power, and Intermedia's interests in us may conflict with your interests as a stockholder. Intermedia, through its wholly-owned subsidiary, Business Internet, owns all of the issued and outstanding shares of our Class B Common Stock. When this offering is completed, Intermedia will own 50,000,000 shares of Class B Common Stock. Each share of Class B Common Stock is entitled to 10 votes, as compared to one vote for each share of Class A Common Stock to be sold in this offering. Thus, after this offering is completed, Intermedia will control approximately 98% of the voting power of Digex, and will be able to control the management and affairs of Digex, and all matters submitted to our stockholders for approval, including the election and removal of directors, and any merger, consolidation or sale of all or substantially all of our assets. As a result, the price of our Class A Common Stock may be affected.

  We depend on Intermedia to fund our working capital and operating losses, but Intermedia's ability to fund these needs is limited by its own substantial indebtedness. Because we are subject to the restrictions under Intermedia's indentures, we will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets, as defined under "Use of Proceeds," within 270 days of this offering. We will not be able to use the proceeds of this offering directly to fund operating losses, working capital or other uses that are not purchases of Telecommunications Related Assets. Because we anticipate operating losses and a significant need for working capital for the foreseeable future, we expect we will have to obtain funds for such purposes from Intermedia or other sources which are significantly restricted. See "Use of Proceeds" and "Certain Relationships and Related Transactions--Sale of Telecommunications Related Assets to Intermedia" for a description of certain arrangements we made with Intermedia relating to our use of a portion of the proceeds of this offering.

  Intermedia is and will continue to be highly leveraged. Intermedia's level of debt will require it to dedicate a substantial portion of its future cash flow from operations for payment of principal and interest on its debt, as well as dividends on and the redemption of its preferred stock. Historically, Intermedia has not generated sufficient cash flow to cover its operating and investing expenses. In addition, because of the restrictions in the Intermedia indentures, Intermedia has only a limited amount of cash that may be used for working capital purposes and to fund operating losses. Consequently, Intermedia may not be able to provide us with a source of funds for our working capital or operating losses. Our dependence on Intermedia and the degree to which Intermedia is leveraged could, among other things, increase our vulnerability to general adverse economic and industry conditions, limit our ability to fund future working capital, operating losses, capital expenditures, acquisitions and other requirements, and limit our flexibility in reacting to changes in our business and industry. We strongly urge you to read "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  We may require additional funds to finance our business but our ability to raise such funds is significantly limited by agreements that are binding on Intermedia. Intermedia has issued debt securities to the public under seven indentures. As a subsidiary of Intermedia, we are subject to a number of restrictions under the Intermedia indentures. These restrictions will, among other things, limit our ability to make certain restricted payments, incur indebtedness and issue preferred stock, pay dividends or make other distributions, engage in sale and leaseback transactions, create liens, sell our assets, issue or sell our equity interests, or enter into certain mergers and consolidations. As a result, our future financing sources will be significantly limited and our use of any proceeds, including the net proceeds of this offering, will be significantly restricted.

  Our ability to issue additional capital stock is constrained by Intermedia's ownership of the Class B Common Stock, which could make it more difficult for us to raise capital to expand our business. In the future, Intermedia may elect to sell shares of our Class B Common Stock that it controls to the public or to distribute such shares to its own stockholders. If as a result of such sale or distribution, Intermedia would no longer hold more than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would be required for such a sale or distribution. In addition, if we decide in the future to issue and sell additional shares of our capital stock such that the voting power represented by the Class B Common Stock held by Intermedia would no longer be greater than 50% of the total voting power of our capital stock, the consent of the majority in principal amount of the noteholders under the Intermedia indentures would also be required for such a sale. We would be free of the restrictions in the Intermedia indentures only if Intermedia designated us as an "unrestricted subsidiary," which would require a consent of a majority in principal amount of the noteholders under the Intermedia indentures, or if Intermedia sold a sufficient number of its shares of Digex to reduce its voting power below 50%.

  Digex and Intermedia have the same legal counsel, and therefore contractual relationships between Digex and Intermedia might be less advantageous to Digex than if Digex had separate legal representation. Kronish Lieb Weiner & Hellman LLP, counsel to Digex, is also counsel to Intermedia. Consequently, Digex does not have legal representation independent from Intermedia.

If we do not respond effectively and on a timely basis to rapid technological change and evolving industry standards, our business could suffer.

  Internet and networking technology is changing rapidly. Our future success will depend largely on our ability to:

  .  offer services that incorporate leading technologies;

  . address the increasingly sophisticated and varied needs of our current and prospective customers;

  . respond to technological advances and emerging industry standards on a timely and cost-effective basis; and

  . continue offering services that are compatible with products and services of other vendors.

  Although we often work with various vendors in testing newly developed products, there can be no assurance such products will be compatible with our infrastructure or such products will adequately address changing customer needs. Although we currently intend to support emerging standards, there can be no assurance industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Our failure to conform to the prevailing standards, or the failure of common standards to emerge, could harm our business. In addition, products, services or technologies developed by others may render our services no longer competitive or obsolete.

Our business will not grow unless Internet usage grows and Internet performance remains adequate.

  The increased use of the Internet for retrieving, sharing and transferring information among businesses and consumers has only recently begun to develop. Our success will depend on the continued growth in Internet usage. The growth of the Internet is subject to a high level of uncertainty and depends on a number of factors, including the growth in consumer and business use of new interactive technologies, the development of technologies that facilitate interactive communications, security concerns and increases in data transport capacity. If the Internet as a commercial medium fails to grow or develops more slowly than expected, then our business is unlikely to grow.

  The recent growth in the use of the Internet in general has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The performance of our Web site hosting services is ultimately limited by and relies on the speed and reliability of the networks operated by third parties. Consequently, the growth of the market for our services depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We may be unable to achieve our operating and financial objectives if we cannot manage our anticipated growth effectively.

  Our business has grown rapidly, and our future success depends in large part on our ability to manage the recent and anticipated growth in our business. For us to manage this growth, we will need to:

  .  expand and enhance our operating and financial procedures and controls;

  . replace or upgrade our operational and financial management information systems; and

  .  attract, train, manage and retain key employees.

  These activities are expected to place a significant strain on our financial and management resources. If we are unable to manage growth effectively, our business could suffer.

Our growth depends on our ability to expand data center capacity to meet anticipated demand.

  Continuing to expand capacity is critical to achieving our business strategy. This expansion is likely to include the need to add new hardware and software, and may include the opening of additional data centers. We are currently significantly expanding our data center capacity by constructing two new facilities, one in Beltsville, Maryland, and another in San Jose, California to augment our capacity in those regions. We intend to add data center capacity over the next five years as justified by customer demand. Our ability to do so successfully depends on:

  .  anticipating and planning for future demand levels;

  .  having access to sufficient capital; and

  . locating and securing satisfactory data center sites and implementing the build-out of these sites, all of which may require significant lead time.

  If we cannot expand capacity effectively, our growth will suffer and we may not be able to adequately meet the demands of existing customers.

Our business could be harmed if our management team, which has worked together for only a brief time, is unable to work together effectively, or if we are unable to retain and attract key personnel.

  We have recently hired key employees and officers, including our President and Chief Executive Officer, our Chief Financial Officer and our President, Product Management, Engineering and Marketing Group, who joined us in the beginning of July 1999, and our President, Sales and Service Delivery Group, who joined us in December 1998. As a result, our management team has worked together for only a brief time. Our success in significant part depends on the continued services of our senior management personnel, as well as of our key technical and sales personnel.

  We believe our short and long-term success also depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel, particularly additional management personnel in the areas of application integration and technical support. Competition for such personnel is intense. We may not be able to hire or retain the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. Our inability to attract and retain such personnel would limit our growth and harm our business.

We could face additional costs and operational disruptions in the future if Intermedia discontinues providing general and administrative services to us.

  Intermedia has provided and is expected to continue to provide many of our financial, administrative and operational services and related support functions, including customer billing, legal, human resources and information management services. We have a General and Administrative Services Agreement with Intermedia, as described under "Certain Relationships and Related Transactions--General and Administrative Services Agreement," to provide such services for at least the next two years. Should Intermedia's provision of these services no longer meet our needs or if Intermedia unexpectedly stops providing these services for any reason, we could face significant challenges and costs in transitioning to our own or alternative general and administrative functions. Such a transition and any resulting impairment of our operations could harm our financial results.

Regulatory and legal uncertainties could have significant costs or otherwise harm our business.

  The law in the United States relating to the liability of on-line and Internet service providers for information disseminated through their systems remains largely unsettled. It may also take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel and taxation, apply to the Internet. The growth and development of the market for on-line commerce may also prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business on-line. The application of existing laws or promulgation of new laws could require us to expend substantial resources to comply with such laws or discontinue certain service offerings. Increased attention to liability issues could also divert management attention, result in unanticipated expenses and harm our business. Regulation of the Internet may also harm our customers' businesses, which could lead to reduced demand for our services. We are not currently subject to direct regulation by the Federal Communications Commission ("FCC") or any other government agency, other than as to regulations applicable to business in general. However, in the future we may be subject to regulation by the FCC or other federal or state agencies, which could increase our costs and harm our business. See "Business--Government Regulation."

Our business plan contemplates future international operations but there are numerous risks and uncertainties in offering services outside of the United States.

  We intend to expand into international markets and may build data centers internationally. We cannot be sure that we will be able to successfully sell our services or adequately maintain operations outside the United States. In addition, there are certain risks inherent in conducting business internationally. These include:

  .  unexpected changes in regulatory requirements;

  . ability to secure and maintain the necessary physical and telecommunications infrastructure;

  .  challenges in staffing and managing foreign operations; and

  .  employment laws and practices in foreign countries.

  Any of these could adversely affect our international operations. Furthermore, some foreign governments have enforced laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States. Any one or more of these factors could adversely affect our contemplated future international operations and, consequently, our business.

We may be unable to protect our intellectual property rights or to continue using intellectual property that we license from others.

  We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain of our proprietary rights. We have no patented technology that would bar competitors from our market. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our data or technology, such as our customized Digex Centralized Nervous System applications.

  We also rely on certain technologies licensed from third parties. We cannot be sure these licenses will remain available to us on commercially reasonable terms or at all. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business.

We did not obtain third party consents in connection with our restructuring, which may allow certain third parties, including some of our customers, to assert a breach of a contract.

  In connection with this offering, Business Internet, our direct parent company, contributed the Web hosting business to us. This contribution included an assignment of all of the contracts that are part of our business, including our customer contracts. We have elected not to seek consents in connection with this assignment. While the failure to obtain required third party consents could give a third party the ability to assert a breach of the acquired contract, we believe this would be unlikely in the case of the restructuring because all of the assigned contracts were transferred as part of the entire Web hosting business. Nevertheless, we cannot be sure that one or more third parties will not assert a breach of our contracts with them because of our failure to seek or obtain their consents to assignment.

We could lose revenues and our reputation may be damaged if our systems or those of our customers or our suppliers are not Year 2000 compliant.

  Before the end of this year, many currently installed computer systems and software products may need to be upgraded in order for 20th century dates to be distinguished from 21st century dates. Systems that do not comply with these "Year 2000" requirements may cause miscalculations which will interfere with business activities or simply fail to work. Although we have implemented a Year 2000 program intended to ensure our computer systems and applications will function properly beyond 1999 and requested assurances from our suppliers that their products are Year 2000 compliant, we cannot be sure that we will be able to promptly or correctly address all relevant Year 2000 issues, especially where third-party customers or suppliers are involved. If we cannot achieve Year 2000 compliance, our systems could be disrupted for a period of time. This would cause a loss of revenues, including requests from customers for credits for downtime. More importantly, any significant disruption would seriously damage our business reputation. We might also face lawsuits for damages.

  In addition, some of our customers have an option to terminate their agreements with us if our facilities are not Year 2000 compliant by July 1, 1999. Even though we were not Year 2000 compliant on July 1, 1999, thus far no customers have terminated their contracts for this reason and we do not believe that any significant number of customers will exercise their option to terminate their agreements with us. However, if most of the customers who have the option to terminate were to exercise that option, our revenues could decline. Additionally, we cannot evaluate our customers' Year 2000 readiness. To the extent that a customer's site is not functioning correctly, it may, potentially, affect other customers' sites or our networks. It may also not be possible to determine that the malfunctioning is caused by the customer's software, and the customer may request service credits or we might otherwise have a difficult time realizing the expected revenues from such a customer. We strongly urge you to read about our Year 2000 efforts in this prospectus under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

There has been no prior market for our Class A Common Stock and the market price of the shares will fluctuate.

  We cannot be sure that an active public market for the Class A Common Stock will develop or continue after this offering. Prices for the Class A Common Stock will be determined in the marketplace, are likely to be highly volatile and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions. Investors may not be able to sell their Class A Common Stock at or above the initial public offering price. Additionally, we believe there are relatively few comparable companies that have publicly traded equity securities. This may also affect the trading price of the Class A Common Stock after this offering and make it more difficult for you to evaluate the value of the Class A Common Stock.

  Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historical levels which may not be sustained. These broad market factors may adversely affect the market price of our Class A Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could harm our business.

Future sales of our common stock could adversely affect the price of our Class A Common Stock.

  After this offering is completed, 10,000,000 shares of Class A Common Stock will be issued and outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares of Class A Common Stock sold in this offering will be freely tradable under the Securities Act unless purchased by our "affiliates," as that term is defined in the Securities Act. In connection with this offering, our officers and directors and some of our stockholders will be required to refrain from selling any shares of Common Stock for a period of 180 days after the date of this prospectus without the written consent of Bear, Stearns & Co. Inc. Additionally, shares of Class B Common Stock could be converted to shares of Class A Common Stock and sold in the future. The market price of our Class A Common Stock could drop due to sales of a large number of shares of our Class A Common Stock in the market after this offering or the perception that such sales could occur. Historically, market prices of start-up and Internet companies' stocks have been particularly susceptible to such fluctuations. These factors could also make it more difficult to raise funds through future offerings of common stock.

You will suffer immediate and substantial dilution.

  Purchasers of the Class A Common Stock being offered will experience immediate and substantial dilution in the net tangible book value of their Class A Common Stock. See "Dilution."

The greater voting power of our Class B Common Stock, as well as some provisions of the Delaware Anti-Takeover Law and of our certificate of incorporation and bylaws, could discourage a takeover of Digex and adversely affect the price of the Class A Common Stock.

  Upon completion of this offering, our board of directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of any of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue shares of preferred stock. We are also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of Digex, including
Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, our certificate of incorporation and bylaws contain certain provisions that, together with Intermedia's voting power and ownership of Class B Common Stock, could discourage potential takeover attempts and make attempts by stockholders to change management more difficult.

This prospectus includes forward-looking statements which could differ from actual future results.

  Some of the statements in this prospectus that are not historical facts are "forward-looking statements." Forward-looking statements can be identified by the use of words such as "estimates," "plans," "anticipates," "expects," "intends," "believes" or the negative thereof or other variations thereon or by discussions of strategy that involve risks and uncertainties. Examples of forward-looking statements include discussions relating to:

  . plans to expand our existing Web site hosting services and applications for enterprises doing business on the Internet;

  .  introductions of new products and services;

  .  proposals to build new data centers in various geographic areas;

  . estimates of market sizes and addressable markets for our services and products;

  . anticipated revenues from designated markets during 1999 and later years;

  .  statements regarding the Year 2000 issue; and

  . statements regarding the future course of our relationship with Intermedia.

  We wish to caution you that all the forward-looking statements contained in this prospectus are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. Such risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

                                USE OF PROCEEDS

  We estimate the net proceeds from the sale of the 10,000,000 shares of Class A Common Stock we are offering will be approximately $156.3 million, at the initial public offering price of $17.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate such net proceeds will be approximately $180.0 million.

  Under the terms of Intermedia's indentures, described under "Risk Factors-- Digex is controlled by Intermedia," we will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets. Telecommunications Related Assets mean assets used in connection with the business of: (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities; (2) creating, developing and marketing communications related network equipment, software and other devices for use relating to (1); or (3) evaluating, participating in or pursuing any other activity or opportunity that is related to those identified in (1) or (2); all as determined in good faith by the board of directors of Intermedia. We intend to use approximately $95.1 million of the net proceeds to continue to expand and enhance our data center infrastructure. We have entered into a letter agreement with Intermedia pursuant to which Intermedia will purchase from us, at our cost, some of the Telecommunications Related Assets purchased with the net proceeds of this offering. Intermedia is expected to pay us for these Telecommunications Related Assets to the extent necessary with funds not subject to restrictions under the Intermedia indentures that we will use for working capital purposes and to fund operating losses. The amounts actually expended for such capital expenditures and working capital purposes may vary significantly, depending on a number of factors, including our future revenues and Intermedia's availability of funds.

  A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We do not anticipate paying any dividends on any of our common stock in the foreseeable future. Moreover, because we are subject to restrictions under the Intermedia indentures, we are effectively prohibited from paying dividends. We may also incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of March 31, 1999 (1) on an actual basis, (2) on a pro forma basis as if our recapitalization had been effected on March 31, 1999, and (3) as adjusted to give effect to our recapitalization and the sale of the 10,000,000 shares of Class A Common Stock we are offering, at the initial public offering price of $17.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay. This table should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.

                                                          March 31, 1999
                                                  ------------------------------
                                                           (Unaudited)
                                                   Actual  Pro Forma As Adjusted
                                                  -------- --------- -----------
                                                   (In thousands, except share
                                                              data)
Cash and cash equivalents (1)...................  $    --  $    --    $156,250
                                                  ======== ========   ========
Capital lease obligations, including current ma-
 turities.......................................  $  1,833 $    --    $    --
Stockholder's equity:
  Class A Common Stock, $.01 par value;
   100,000,000 authorized;
   10,000,000 assumed issued and outstanding....       --       --         100
  Class B Common Stock, $.01 par value;
   50,000,000 authorized;
   50,000,000 assumed issued and outstanding....       --       500        500
  Owner's net investment........................   102,287      --         --
  Additional paid-in capital....................       --   102,054    258,204
  Accumulated deficit...........................       --       --         --
                                                  -------- --------   --------
  Total stockholder's equity ...................   102,287  102,554    258,804
                                                  -------- --------   --------
Total capitalization............................  $104,120 $102,554   $258,804
                                                  ======== ========   ========

--------
(1) We have historically participated in Intermedia's centralized cash management system and, as a result, have not carried cash balances on our financial statements. With the closing of this offering, we will be maintaining and reporting cash balances in our financial statements.

                                    DILUTION

  Our net tangible book value on a pro forma basis assuming the recapitalization as of March 31, 1999 and giving effect to the 50,000-for-one stock split of our Class B Common Stock to be effected prior to the closing of this offering was approximately $72.3 million, or $1.45 per share of the combined Class A and Class B Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma combined number of shares of Class A Common Stock and Class B Common Stock outstanding as of March 31, 1999. After giving effect to the issuance and sale of the 10,000,000 shares of Class A Common Stock offered hereby at the initial public offering price of $17.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 1999 would be $228.6 million, or $3.81 per share of the combined Class A and Class B Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.36 per share to existing stockholders and an immediate dilution of $13.19 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share of Class A Common Stock...       $17.00
  Pro forma net tangible book value per common share at March 31,
   1999 before the offering....................................... $1.45
  Increase in pro forma net tangible book value per common share attributable to new investors..................................  2.36
                                                                   -----
Pro forma net tangible book value per common share after offer-
 ing..............................................................         3.81
                                                                         ------
Dilution per share of Class A Common Stock to new investors.......       $13.19
                                                                         ======

                            SELECTED FINANCIAL DATA

  The following table sets forth selected historical financial data of Digex for the period from July 7, 1997, the date of acquisition by Intermedia of the Predecessor, to December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, and of the Predecessor for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. The selected historical financial data has been derived from Digex's and the Predecessor's financial statements which have been audited by Ernst & Young LLP, with the exception of the unaudited financial statements for the three months ended March 31, 1998 and 1999, and are included elsewhere in this prospectus.

  The following table also sets forth our pro forma financial information for the year ended December 31, 1997. The pro forma financial information gives effect to the purchase by Intermedia of the Predecessor as if such acquisition had occurred on January 1, 1997. The presentation of pro forma financial information was made to permit useful comparison of results of operations between periods presented. This pro forma financial information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997. The relationship between Business Internet and the Predecessor is more fully described in note 1 to the financial statements.

  In the following table, pro forma basic and diluted net loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented, and giving effect to the 50,000-for-one stock split of our Class B Common Stock to be effected prior to the closing of this offering.

  You should read the selected financial data below in conjunction with our audited and unaudited interim financial statements and related notes included elsewhere in this prospectus. You should also read the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained later in this prospectus.

                                  Predecessor                                        Digex
                          ---------------------------- --------------------------------------------------------------------
                                   Historical            Historical      Pro Forma                  Historical
                          ---------------------------- ---------------  ------------   ------------------------------------
                                                         Period from
                                                        July 7, 1997
                                                          (date of                                    Three months ended
                           Year ended    Period from   acquisition) to   Year ended     Year ended         March 31,
                          December 31, January 1, 1997  December 31,    December 31,   December 31, -----------------------
                              1996     to July 6, 1997      1997            1997           1998        1998        1999
                          ------------ --------------- ---------------  ------------   ------------ ----------- -----------
                                                                        (unaudited)                 (unaudited) (unaudited)
                                                 (In thousands, except pro forma per share data)
Statement of
 Operations Data:
Revenues................    $ 2,803        $ 4,420        $  7,192        $ 11,612       $ 22,635     $ 3,869     $ 9,392
Costs and expenses:
 Cost of operations.....      2,002          4,149           1,739           2,808 (4)      6,710         887       1,652
 Cost of services.......        684          1,817           1,611           3,428          7,044       1,107       3,952
 Selling, general and
  administrative........      3,194          7,001           6,087          13,088         17,512       3,637       8,069
 Depreciation and
  amortization..........        591            519           2,753           4,850 (4)      8,109       2,027       4,314
 Charge off of purchased
  in-process research
  and development.......        --             --           15,000 (1)      15,000 (1)        --          --          --
                            -------        -------        --------        --------       --------     -------     -------
Total costs and
 expenses...............      6,471         13,486          27,190          39,174         39,375       7,658      17,987
                            -------        -------        --------        --------       --------     -------     -------
Loss before income
 taxes..................     (3,668)        (9,066)        (19,998)        (27,562)       (16,740)     (3,789)     (8,595)
Income tax benefit......        --             --            1,440           4,710 (4)        159         --          --
                            -------        -------        --------        --------       --------     -------     -------
Net loss................    $(3,668)       $(9,066)       $(18,558)       $(22,852)      $(16,581)    $(3,789)    $(8,595)
                            =======        =======        ========        ========       ========     =======     =======
Pro forma net loss per
 common share:
 Basic..................        --             --         $  (0.37)       $  (0.46)      $  (0.33)    $ (0.08)    $ (0.17)
                                                          ========        ========       ========     =======     =======
 Diluted................        --             --         $  (0.37)       $  (0.46)      $  (0.33)    $ (0.08)    $ (0.17)
                                                          ========        ========       ========     =======     =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................        --             --           50,000          50,000         50,000      50,000      50,000
                                                          ========        ========       ========     =======     =======
Other Data:
EBITDA before certain
 charges (2)............    $(3,077)       $(8,547)       $ (2,245)       $ (7,712)      $ (8,631)    $(1,762)    $(4,281)
Net cash used in
 operating activities...     (2,565)        (7,172)         (6,079)        (13,251)       (10,930)     (2,677)     (8,036)
Net cash used in
 investing activities...     (1,445)        (1,004)        (55,237)        (56,241)       (30,969)     (2,401)    (32,001)
Net cash provided by
 financing
 activities (3).........      4,010          8,176          61,316          69,492         41,899       5,078      40,037
Capital expenditures....      1,445          1,004           8,016           9,020         30,969       2,401      32,001

                            Predecessor                          Digex
                         ----------------- --------------------------------------------------
                         December 31, 1996 December 31, 1997 December 31, 1998 March 31, 1999
                         ----------------- ----------------- ----------------- --------------
                                                     (In thousands)             (unaudited)
Balance Sheet Data:
Working capital (defi-
 ciency)................      $(1,237)          $  (351)          $ 1,231         $  4,997
Property and equipment,
 net....................        2,599            12,930            39,059           67,488
Total assets............        3,173            49,693            77,739          107,393
Capital lease obliga-
 tions..................        1,745             1,980             2,089            1,833
Total owner's equity....          342            45,527            70,845          102,287

--------
(1) This amount represents a one-time charge to operations for charge off of purchased in-process research and development related to the Predecessor in connection with Intermedia's purchase of Business Internet on July 7, 1997.

(2) EBITDA before certain charges consists of earnings (loss) before tax benefit, depreciation and amortization and the charge off of purchased in-process research and development. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles and as a result our measure of EBITDA before certain charges might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA before certain charges is relevant and useful information which is often reported and widely used by analysts, investors and other interested parties in the Web hosting industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements. See the financial statements and notes thereto contained elsewhere in this prospectus for more detailed information.

(3) Net cash provided by financing activities includes capital contributions of $4,010, $7,626, $64,085, $41,899, $5,078 and $40,037 for the year ended
    December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997, the year ended December 31, 1998, and the three months ended March 31, 1998 and 1999, respectively.

(4) The pro forma statement of operations data for the year ended December 31, 1997, represents the combining of the historical Predecessor statement of operations data for the period from January 1, 1997 to July 6, 1997 and the historical Digex statement of operations data for the period from July 7, 1997 to December 31, 1997, as adjusted for the following items:

  . A decrease in cost of operations of $3,080 which represents reduced network expenses.

  . An increase in depreciation and amortization of $1,578 which represents amortization of intangible assets arising from the acquisition.

  . An increase in income tax benefit of $3,270 which represents the income tax effect of purchase accounting adjustments.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

Overview

  Digex is a leading provider of Web site and application hosting services to businesses and organizations operating mission-critical, multi-functional Web sites and Web-based applications. We also offer related enterprise services, such as firewall management and stress testing, and consulting services, including capacity and migration planning and database optimization. We provide the computer hardware, software, network technology, and systems management necessary to offer our customers comprehensive outsourced Web site hosting solutions. We currently provide such services to a diversified customer base consisting of over 500 customers. We own and manage over 1,400 Windows NT and UNIX-based servers in our two state-of-the-art data centers which are strategically positioned on the east and west coasts of the United States.

  Our revenues have grown at a compounded annual growth rate of 184% over the past two years from $2.8 million in 1996 to $22.6 million in 1998. We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth.

  Our business started in 1996 as the Web site hosting unit of Business Internet, Inc., previously known as DIGEX, Incorporated, a company that was principally an Internet access and Web site hosting services provider. Business Internet went public in October 1996 under the name DIGEX, Incorporated, and was acquired by Intermedia in July 1997. In contemplation of this offering, we were incorporated as Digex, Incorporated in April 1999, and Business Internet contributed our assets to the newly formed Digex, Incorporated in order to effect a recapitalization of our business.

  Revenue. Our revenues consist primarily of monthly fees from sales of our Web site hosting and other related services. Contracts for these services are typically between one and three years in length. In addition to Web hosting, we have also recently begun to offer integrated business solutions, enterprise services and consulting services and believe that we will begin to derive increasing amounts of revenues from the sale of these services in the future.

  Cost and Expenses. Cost and expenses include:

    .cost of operations;

    .cost of services;

    .selling, general and administrative expenses; and

    .depreciation and amortization expense.

  Cost of operations consist primarily of the costs for our network connectivity. We expect our network connectivity requirements to grow in conjunction with the growth of our overall business and accordingly expect these costs to increase in the future.

  Cost of services consist principally of salaries and benefits for our technical operations and customer service personnel and facilities administration, including rent, maintenance and utilities to support our data centers. We expect our cost of services to increase in dollar amount but to decline as a percentage of revenue due to economies of scale and expected improvements in technology and productivity.

  Selling, general and administrative expenses consist primarily of salaries and benefits for our marketing, sales and support personnel, advertising costs, consultants' fees and other miscellaneous expenses. We expect selling, general and administrative expenses in the future to increase in dollar amount but to decline as a percentage of revenue.

  Depreciation and amortization expense consists primarily of depreciation of our data center equipment and related assets and amortization of our intangible assets. We expect these expenses to increase due to our plans to invest significant capital to expand our data center capacity.

Results of Operations

  The following table presents certain information derived from the audited financial statements for the years ended December 31, 1996, 1997 and 1998 and the unaudited financial statements for the three months ended March 31, 1998 and 1999 expressed as a percentage of revenue. For the purposes of the following discussion and analysis, the results of operations of the Predecessor for the period from January 1, 1997 to July 6, 1997, have been adjusted to reflect the acquisition of Business Internet by Intermedia as if the acquisition had occurred at the beginning of 1997 and have been combined with the results of our operations for the period from July 7, 1997 (date of acquisition) to December 31, 1997. This computation was done to permit useful, complete year comparisons between the results for 1996, 1997 and 1998. However, this pro forma information is not necessarily indicative of the operating results we would have achieved if the Predecessor had been acquired on January 1, 1997.

                         Predecessor                        Digex
                         ------------ -------------------------------------------------
                          Historical   Pro forma                Historical
                         ------------ ------------ ------------------------------------
                                                                  Three months ended
                          Year ended   Year ended   Year ended         March 31,
                         December 31, December 31, December 31, -----------------------
                             1996         1997         1998        1998        1999
                         ------------ ------------ ------------ ----------- -----------
                                      (unaudited)               (unaudited) (unaudited)
                                         (As a percentage of revenues)
Revenues................     100.0%       100.0%      100.0%       100.0%      100.0%
Costs of expenses:
  Cost of operations....      71.4         24.2        29.6         22.9        17.6
  Cost of services......      24.4         29.5        31.1         28.6        42.1
  Selling, general and
   administrative.......     114.0        112.7        77.5         94.0        85.9
  Depreciation and
   amortization.........      21.1         41.8        35.8         52.4        45.9
  Charge off of
   purchased in-process
   research and
   development..........       --         129.2         --           --          --
                            ------       ------       -----        -----       -----
Total costs and ex-
 penses.................     230.9        337.4       174.0        197.9       191.5
                            ------       ------       -----        -----       -----
Loss before income tax-
 es.....................    (130.9)      (237.4)      (74.0)       (97.9)      (91.5)
Income tax benefit......       --          40.6         0.7          --          --
                            ------       ------       -----        -----       -----
  Net loss..............    (130.9)%     (196.8)%     (73.3)%      (97.9)%     (91.5)%
                            ======       ======       =====        =====       =====

Three Months Ended March 31, 1999 Compared to the Three Months Ended March 31, 1998

  Revenue. Revenues were $9.4 million for the three months ended March 31, 1999, compared to $3.9 million for the three months ended March 31, 1998, an increase of 141.0%. The $5.5 million increase in revenue was due primarily to the increase in our marketing efforts, increase in the number of customers, and increase in revenues from existing customers. We also experienced an increase in revenue per server through upgrades and value-added services as compared to the same period in 1998.

  Cost of Operations. Our cost of operations was $1.7 million for the three months ended March 31, 1999, compared to $887,000 for the three months ended March 31, 1998. The $765,000 increase was due to additional network costs resulting from our expanded customer base. We expect costs of operations to increase in the future in conjunction with our overall growth. As a percentage of revenue, the cost of operations decreased to 17.6% for the three months ended March 31, 1999, as compared to 22.9% for the three months ended March 31, 1998.

  Cost of Services. Our cost of services was $4.0 million for the three months ended March 31, 1999, compared to $1.1 million for the three months ended March 31, 1998. The $2.9 million increase was due primarily to the hiring of additional employees in customer service, engineering, facilities administration, and technical operations to support the growth in customers and in conjunction with expanding our data center capacity. As a percentage of revenue, the cost of services increased to 42.1% for the three months ended March 31, 1999, from 28.6% for the three months ended March 31, 1998. This increase is related to the costs associated with the additional personnel that were added since April 1, 1998. We expect the cost of services to increase in amount during the remainder of 1999 due to anticipated revenue increases, but to decline as a percentage of revenue due to economies of scale.

  Selling, General and Administrative. Our selling, general and administrative expenses increased to $8.1 million for the three months ended March 31, 1999, compared to $3.6 million for the three months ended March 31, 1998. The $4.5 million increase was due primarily to increased departmental expenses associated with sales and marketing efforts. In order to continue to grow our business, we hired additional sales personnel, which resulted in increased salaries, commissions and benefits expenses as well as recruiting fees. We also incurred additional advertising expenses and rent costs in the first quarter of 1999, as compared to the first quarter of 1998. As a percentage of revenue, expenses decreased to 85.9% for the three month period ended March 31, 1999 from 94.0% for the three month period ended March 31, 1998.

  Depreciation and Amortization. Depreciation and amortization increased to $4.3 million for the three months ended March 31, 1999, compared to $2.0 million for the three months ended March 31, 1998. The $2.3 million increase was principally due to the depreciation of server equipment and other data center related equipment that were placed in service since April 1, 1998.

  Net loss. Net losses increased to $(8.6) million for the three months ended March 31, 1999, compared to $(3.8) million for the three months ended March 31, 1998.

Year Ended December 31, 1998 Compared to the Pro Forma Year Ended December 31, 1997

  Revenue. Revenues were $22.6 million for the year ended December 31, 1998, compared to $11.6 million for the year ended December 31, 1997, an increase of 94.9%. The $11.0 million increase in revenue was a result of our increased marketing efforts, and market acceptance of our new products, resulting in growth in our number of customers. We also experienced increases in revenue from existing customers through upgrades and value added services. This translated into higher average revenues per server. Additionally, during 1998 we increased the number of quota-bearing sales representatives.

  Cost of Operations. Our cost of operations was $6.7 million for the year ended December 31, 1998, compared to $2.8 million for the year ended December 31, 1997. The $3.9 million increase was due to increased network capacity requirements necessary to support our growing business. In addition, we also experienced an increase in the average network bandwidth per server. As a percentage of revenue, the cost of operations increased to 29.6% in 1998 from 24.2% in 1997 primarily as a result of our purchasing added network capacity per server in 1998 as compared to 1997 to improve customer Web site performance.

  Cost of Services. Our cost of services was $7.0 million for the year ended December 31,1998, compared to $3.4 million for the year ended December 31, 1997. The $3.6 million increase was due primarily to the hiring of additional engineering and operations staff to support our expanded customer base. As a percentage of revenue, the cost of services increased to 31.1% in 1998 from 29.5% in 1997.

  Selling, General and Administrative. Our selling, general and administrative expenses increased to $17.5 million for the year ended December 31, 1998, compared to $13.1 million for the year ended December 31, 1997. The $4.4 million increase was due to higher commission expenses associated with our increased sales levels as well as increases in our administrative headcount. As a percentage of revenue, the expenses decreased to 77.5% in 1998 from 112.7% in 1997 due to economies of scale.

  Depreciation and Amortization. Depreciation and amortization increased to $8.1 million for the year ended December 31, 1998, compared to $4.9 million for the year ended December 31, 1997. The $3.2 million increase was largely due to increased capital expenditures for servers and other data center related equipment.

  Income Tax Benefit. Our income tax benefit decreased to $159,000 for the year ended December 31, 1998, compared to $4.7 million for the year ended December 31, 1997. The 1998 income tax benefit represents the recognition of a portion of the benefits associated with 1998 tax net operating loss. Benefits were recognized in 1998 to the extent of unused deferred tax credits originating in previous periods.

  Net Loss. Net losses decreased to $(16.6) million for the year ended December 31, 1998, compared to $(22.9) million for the year ended December 31, 1997.

Pro Forma Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

  Revenue. Revenues were $11.6 million for the year ended December 31, 1997, compared to $2.8 million for the year ended December 31, 1996, an increase of 314.3%. The $8.8 million increase in revenue was due primarily to our increased marketing and sales efforts and the increased market acceptance of dedicated Web site hosting as a viable outsourcing solution.

  Cost of Operations. Our cost of operations was $2.8 million for the year ended December 31, 1997, compared to $2.0 million for the year ended December 31, 1996. The $806,000 increase was due to increased network connectivity expenses in connection with the growth in the number of managed servers. This increase in our cost of operations was partially offset by the more favorable network connectivity pricing we received subsequent to Intermedia's acquisition of Business Internet in July 1997. As a percentage of revenue, the cost of operations declined to 24.2% in 1997 from 71.4% in 1996, primarily as a result of the favorable pricing from Intermedia.

  Cost of Services. Our cost of services was $3.4 million for the year ended December 31, 1997, compared to $684,000 for the year ended December 31, 1996. The $2.7 million increase was due primarily to headcount increases in customer service and operations during 1997. As a percentage of revenue, the cost of services increased to 29.5% in 1997 from 24.4% in 1996, primarily due to the additional customer service and operations employees who were hired in conjunction with the expansion of our marketing efforts to support the anticipated growth in our business.

  Selling, General and Administrative. Our selling, general and administrative expenses increased to $13.1 million for the year ended December 31, 1997, compared to $3.2 million for the year ended December 31, 1996. The $9.9 million increase was due to significant increases in headcount in our sales, marketing, management information, and administration departments, as well as one-time expenditures for employee recruitment, relocation, and training. As a percentage of revenue, the expenses decreased to 112.7% in 1997 from 114.0% in 1996.

  Depreciation and Amortization. Depreciation and amortization increased to $4.9 million for the year ended December 31, 1997, compared to $591,000 for the year ended December 31, 1996. The $4.3 million increase was due to the amortization of intangible assets in connection with the purchase of Business Internet as allocated to us. This increase was also due to increased capital expenditures for servers and other data center related equipment connected with the continued expansion of our business.

  Charge off of Purchased In-Process Research and Development. The charge for purchased in-process research and development of $15.0 million in 1997 represents the amount of purchased in-process research and development associated with the purchase of Business Internet by Intermedia. In connection with this acquisition, Intermedia allocated $15.0 million of the purchase price to in-process research and development projects that relate directly to us. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the in-process research and development had no alternative future uses. Accordingly, these costs were expensed as a one-time charge to earnings in 1997.

  The acquired projects involved development, engineering, and testing activities associated with the completion of next generation Web site management services. The primary effort involved the development of an additional Web site management facility on the West Coast. The development of technology related to this project was considered valuable as it is critical to alleviating capacity constraints and adding significant new service capabilities. Upon completion, the new Web site management facility was expected to result in faster and easier installation of customers' servers as well as efficient traffic management with significantly less overhead. Related efforts involved the development and integration of next generation routers to support greater transmission capacity, as well as a new software architecture to assist in balancing traffic loads. Another valuable element involved the development of site mirroring, the ability to create exact replicas of Web sites at each of Digex's two sites for greater service reliability. The fair value assigned to these projects is $15 million.

  These projects were completed during 1998. As such, there is no additional future cost or risk expected with respect to these projects.

  Income Tax Benefit. Our income tax benefit increased to $4.7 million for the year ended December 31, 1997, compared to $0 for the year ended December 31, 1996. The income tax benefit in 1997 results from our ability to recognize the benefits of our 1997 net tax operating loss carryforward to the extent of available and unused tax credits that arose in connection with Intermedia's purchase of Business Internet. Such tax credits relate to the purchase accounting differences between bases in our identifiable intangible assets.

  Net Loss. Net losses increased to $(22.9) million for the year ended December 31, 1997, compared to $(3.7) million for the year ended December 31, 1996.

Liquidity and Capital Resources

  We have used cash in our operating and investing activities during all periods since inception. These cash usages have been funded by permanent contributions to capital. Such contributions amounted to $4.0 million, $24.5 million, $41.9 million and $40.0 million in 1996, 1997 (pro forma), 1998, and the first quarter of 1999, respectively.

  Net cash used in operating activities in 1996, 1997 (pro forma), 1998 and the first quarter of 1999 was $2.6 million, $13.3 million, $10.9 million and $8.0 million, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

  Net cash used for investing activities in 1996, 1997 (pro forma), 1998 and the first quarter of 1999 was $1.4 million, $56.2 million, $31.0 million and $32.0 million, respectively. Net cash used for investing activities in each of these periods was primarily the result of capital expenditures for data center infrastructure, as well as leasehold improvements, furniture and fixtures and computers and other equipment. Additionally, in July of 1997, goodwill and other intangible assets were allocated to us for separate reporting purposes, and shown as a use of cash. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time.

  We anticipate we will have significant cash requirements for several years as we expand our data center capacity, increase our employee base to support such operations and invest in our marketing organization. In addition, we expect to invest significantly in the purchase of property and equipment. We have made certain arrangements with Intermedia, described under "Use of Proceeds" and "Certain Relationships and Related Transactions--Sale of Telecommunications Related Assets to Intermedia," such that our management believes the net proceeds of this offering will be sufficient to fund our capital needs into the second half of 2000. We intend to seek funding from external sources to meet our cash needs subsequent to that date. There can be no assurance that such funding will be available on terms satisfactory to us. Alternatively, Intermedia may be able to advance funds to us to meet our requirements after that date, but it has no obligation to do so.

  In addition, Intermedia is and will continue to be highly leveraged. At March 31, 1999, Intermedia had outstanding approximately $3.1 billion of debt and other liabilities including trade payables, and a total of approximately $875 million of obligations with respect to four outstanding series of preferred stock. Intermedia's level of debt will require it to dedicate a substantial portion of its future cash flow from operations for payment of principal and interest on its debt, as well as dividends on and the redemption of its preferred stock. Historically, Intermedia has not generated sufficient cash flow to cover its operating and investing expenses. For the year ended December 31, 1998, Intermedia's earnings were insufficient to cover combined fixed charges and dividends on preferred stock. In addition, because of the restrictions in the Intermedia indentures, Intermedia has only a limited amount of cash that may be used for working capital purposes and to fund operating losses. Consequently, Intermedia may not be able to provide us with a source of funds for our working capital or operating losses.

Impact of Year 2000

  The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. To ensure that our computer systems and applications will function properly beyond 1999, through Intermedia, we have implemented a Year 2000 program.

Project and State of Readiness

  We have developed a five-phase plan that is designed to assess the impact of the Year 2000 issue on our information technology ("IT") and non-information technology ("Non-IT") and remediate as necessary the non-compliant components. This table represents management's best estimates with respect to our systems as outlined below. The percentages indicate management's best estimate of completion as of June 30, 1999:

                                             Date of           Date of
          Phase                         IT  Completion Non-IT Completion
          -----                        ---- ---------- ------ ----------
     I.   Preliminary Activity         100%  12/31/97   100%   12/31/97
     II.  Problem Determination        100%   9/30/98   100%    3/31/99
     III. Plan Complete & Resources    100%    6/1/99   100%     6/1/99
          Committed
     IV.  Operational Sustainability    50%   9/30/99    50%    9/30/99
     V.   Fully Compliant               50%   9/30/99    50%   11/30/99

  Because it is not always necessary to complete one phase prior to beginning the next, some projects within a given phase have been started while there may be outstanding tasks associated with prior phases. Priority is always placed on mission critical systems.

 Phase I Preliminary Activity

  This phase is a phase of awareness and education. The outcome of this phase was our understanding of the criticality, risks, size and scope of the Year 2000 problem.

 Phase II Problem Determination

  In this phase we performed an inventory and assessment to determine which portions of our hardware and software would have to be replaced or modified in order for our networks, office equipment and information management systems to function properly after December 31, 1999. Such determinations were based in part on representations made by hardware and software vendors as to the Year 2000 compliance of the systems we use. However, there can be no assurances that any vendor representations received by us were accurate or complete. We also conducted a risk assessment to identify those systems whose failure would be expected to result in the greatest risk to our business. As of June 30, 1999, Phase II of the plan was 100% complete with respect to IT and 100% complete with respect to Non-IT. However, there can be no assurances that mission-critical equipment has not been overlooked.

 Phase III Plan Complete & Resources Committed

  During Phase III, we designed a plan to make the necessary modifications to and/or replace the impacted software and hardware and committed the resources towards the execution of such a plan. While we believe we have substantially completed our plan for achieving Year 2000 compliance, the discovery of additional IT or Non-IT systems requiring remediation could adversely impact the current plan and the resources required to implement the plan.

 Phase IV Operational Sustainability

  We are actively engaged in Phase IV, utilizing both internal and external resources to reprogram, or replace, and test certain components of our networks and information processing systems for Year 2000 compliance and scheduling the installation of other necessary hardware and software upgrades. Although we intend to conduct tests to ensure the equipment is Year 2000 compliant, we will focus primarily on those systems whose failure would pose the greatest risks to our operations. There can be no assurance that we have identified all mission critical IT or Non-IT systems. We will not likely test all of our equipment and will rely upon vendor representations, if received, where tests are not conducted. There can be no assurance that any vendor representation will be accurate or complete. As of June 30, 1999, Phase IV of the plan was 50% complete for IT and 50% for Non-IT. We expect to complete Phase IV by September 30, 1999.

 Phase V Fully Compliant

  We plan to be fully compliant on mission-critical components no later than November 30, 1999, which is prior to any anticipated impact on our operating systems. Though the majority of the work will be completed by the third quarter of 1999, there are elements that will not be completed (Phase V) until the fourth quarter of 1999 primarily due to limited availability of compliant software and hardware and prioritization of mission critical systems. As of June 30, 1999, we estimate that our remediation efforts are approximately 55% complete overall.

  We believe that we have allocated adequate resources for this purpose and expect our Year 2000 conversion program to be successfully completed on a timely basis. However, there can be no assurance that it will successfully implement all of the necessary upgrades in a timely manner. We presently believe that with modifications to existing software and conversions to new software and hardware, the Year 2000 issue will not pose significant operational problems for our systems or have any adverse impact on our customers or business units. However, if such modifications and conversions are not made, or are not completed in a timely fashion, the Year 2000 problem could harm our reputation and business.

Costs

  We have tracked Year 2000 costs on a company-wide basis by segregating our internal and external costs and hardware and software costs. The internal costs are comprised of employee hours, and external costs are comprised of outside consultant costs.

  The cost estimates presented below do not include system upgrades that would otherwise result as part of our capital expenditure program. The estimated costs of the project and the date which we have established to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, unanticipated mergers and acquisitions, and similar uncertainties.

  A summary of historical and estimated costs for the Year 2000 project are listed below:

                                                             External Internal
                                                             -------- --------
      Historical through April 30, 1999..................... $338,076 $ 64,720
      Estimated additional expenditures for remainder of
       1999.................................................  630,761  222,880
                                                             -------- --------
        Total............................................... $968,837 $287,600

                                                             Software/Hardware
                                                             -----------------
      Historical through April 30, 1999.....................     $499,302
      Estimated additional expenditures for remainder of
       1999.................................................      486,698
                                                                 --------
        Total...............................................     $986,000

Risks and Contingency Plan

  While we are working to test our own mission-critical systems for Year 2000 compliance, we do not control the systems of our suppliers. We are currently seeking assurance from our suppliers and strategic business partners regarding the Year 2000 readiness of their systems. We are currently reviewing data provided by the Telco Year 2000 Forum to ensure that our suppliers' and business partners' systems will accurately interact with our systems into and beyond the Year 2000. The Telco Year 2000 Forum was formed by some of the largest U.S. telecommunication companies to pool and share testing resources for common network components and to perform network interoperability testing. Importantly, we are relying on Intermedia's Year 2000 compliance efforts to ensure that our connectivity with Intermedia is available after December 31, 1999. Notwithstanding any measures we may take, there is some risk that the interaction of our systems and those of our suppliers or business partners may be impacted by the Year 2000 date change. In addition, in light of the vast interconnection and interoperability of telecommunications networks and the Internet worldwide, our ability to provide services to our customers is dependent in large part on the networks and systems of other carriers. To the extent the networks and systems of those carriers are adversely impacted by Year 2000 problems, our ability to service our customers may be adversely impacted as well. Any such impact could have a material adverse effect on our operations.

  The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. The Year 2000 project is expected to significantly reduce our level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of our material suppliers and business partners. We believe that, with the implementation of new business systems and completion of the Year 2000 project as scheduled, the possibility of significant interruptions of normal operations should be reduced.

  In a recent Securities and Exchange Commission release regarding Year 2000 disclosure, the Securities and Exchange Commission stated that public companies must disclose the most reasonably likely worst case Year 2000 scenario. Although it is not possible to assess the likelihood of any of the following events, each must be included in a consideration of worst case scenarios: widespread failure of electrical, gas, and similar supplies serving us; widespread disruption of the services provided by common communications carriers;

similar disruption to the means and modes of transportation for us and our employees, contractors, suppliers and customers; significant disruption to our ability to gain access to, and remain working in, office buildings and other facilities; the failure of substantial numbers of our critical computer hardware and software systems, including both internal business systems and systems controlling operational facilities such as electrical generation, transmission and distribution systems; and the failure of outside entities' systems, including systems related to banking and finance.

  If we cannot operate effectively after December 31, 1999, we could, among other things, face substantial claims by customers, including for lost profits, or loss of revenue due to service interruptions, inability to fulfill contractural obligations or bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following critical system failures and the execution of contingency plans. We could also experience an inability by customers and others to pay us on a timely basis or at all. Under these circumstances, the adverse effects, although not quantifiable at this time, would be material. Although Congress recently enacted the "Y2K Act" to limit punitive damages in lawsuits related to Year 2000 problems, we cannot predict how the courts will interpret this statute or whether it will afford us any meaningful protection from any potential lawsuits.

  In addition, some of our customers have an option to terminate their agreements with us if our facilities are not Year 2000 compliant by July 1, 1999. Even though we were not Year 2000 compliant on July 1, 1999, thus far no customers have terminated their contracts for this reason and we do not believe that any significant number of customers will exercise their option to terminate their agreements with us. However, if most of the customers who have the option to terminate were to exercise that option, our revenues could decline. Additionally, we cannot evaluate our customers' Year 2000 readiness. We believe that we are not responsible for the Year 2000 compliance of our customers' Web sites and we intend to notify them in writing of this fact and to urge them to ensure that their sites are Year 2000 compliant. Some of our customers' sites may fail due to Year 2000 issues and, while we believe that the failure of any one customers' site will not affect other customers' sites or our network, we cannot guarantee that this will be the case. Also, to the extent that a customer's site is not functioning correctly and it is not possible to determine that the malfunctioning is caused by the customer's software, the customer may request service credits or we might otherwise have a difficult time realizing the expected revenues from such a customer.

  We believe that our critical systems will be Year 2000 compliant before January 1, 2000. Intermedia's Year 2000 Executive Steering Committee convened in first quarter 1999 and is scheduled to meet regularly throughout the year. This committee includes members of Intermedia's management and our President, Sales and Service Delivery Group, Nancy G. Faigen. The committee is working to oversee and allocate additional resources, if required, for the final plans for Year 2000 readiness. Having identified our mission-critical systems and those of our key suppliers, and the associated risks of failure to ensure that those systems are Year 2000 ready, we are in the process of devising contingency plans which will be implemented in the event any such systems are not Year 2000 compliant in a timely manner. Business continuity plans are under development by us and will be ready for implementation by the fourth quarter of 1999.

  We urge you to read "Risk Factors--We could lose revenues and our reputation may be damaged if our systems or those of our customers or suppliers are not Year 2000 compliant."

Quantitative and Qualitative Disclosure About Market Risk

  Digex believes that it is not sensitive to market risk related to changes in interest rates. We do not have any borrowing arrangements and we do not use interest rate derivative instruments.

                                    BUSINESS

Overview

  Digex is a leading provider of Web site and application hosting services to businesses and organizations operating mission-critical, multi-functional Web sites and Web-based applications. We also offer related enterprise services, such as firewall management and stress testing, and consulting services, including capacity and migration planning and database optimization. From major corporations to Internet start-ups, our clients leverage our services to rapidly and cost-effectively deploy secure and reliable business solutions including on-line banking, on-line procurement and electronic retailing. We provide the computer hardware, software, network technology, and systems management necessary to provide our customers comprehensive outsourced Web site hosting solutions.

  We believe our singular focus on delivering mission-critical Web site and application hosting solutions has been the major contributor to our growth. Digex currently provides hosting services to over 500 customers, including American Century Investments, Budget Rent-A-Car, Forbes, J. Crew, Kraft, Nike and Universal Studios. We operate two state-of-the-art data centers strategically positioned on the east and west coasts of the United States. In these data centers, we house over 1,400 Windows NT and UNIX-based servers which we own and manage. Our revenues have grown at a compounded annual growth rate of 184% over the past two years from $2.8 million in 1996 to $22.6 million in 1998. The following are among the key factors that we believe will continue to drive our growth:

  . the ability to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site initiatives;

  . an operating platform designed to allow us to scale our operations to achieve higher revenues, lower marginal unit costs and increased operating margins;

  . an experienced management team and technical experts, who in the aggregate hold over 200 technical certifications from leading companies such as Cisco Systems, Microsoft and Sun Microsystems;

  . a highly skilled research and development organization dedicated to identifying the best available tools, technologies and processes;

  .  a growing, geographically distributed direct sales force; and

  . a network of over 120 business partnership alliances which provide complementary design, development and integration services for our customers and which represent a significant source of new customer referrals for Digex.

  We believe we have established a reputation for reliable service, prompt Web site deployment and quality customer service. To meet our customers' evolving requirements, we continuously seek to identify, test and utilize the best available technologies and processes. Scalability is a central element of our operating strategy. Our architecture was specifically designed to facilitate the rapid, cost-efficient implementation and expansion of customers' Web site hosting initiatives. We believe our singular focus of providing mission-critical Web site hosting services, technical expertise and high quality facilities has made us a leading provider of Web site hosting services.

Industry Background

Introduction

  Use of the Internet, including intranets and extranets, has grown rapidly in recent years. This growth has been driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. As a result of this growing use, the Internet has become an important new global communications and commerce medium. The Internet represents an opportunity for enterprises to interact in new and different ways with a large number of customers, employees, suppliers and partners. Enterprises are responding to this opportunity by rapidly increasing their investment in Internet sites and services.

  Over the last several years, enterprises that focus solely on distributing products and services over the Internet have emerged and, more recently, mainstream businesses have begun to implement Web sites to complement traditional business models and applications. Among the various factors which continue to attract these businesses to the Internet is the transformation of Web sites from being primarily text-based and informational to becoming interactive, multimedia-enabled and transaction oriented. New technologies and development tools have also led to the Web-enabling of traditional business functions and applications such as customer service, procurement, human resource management and sales force automation. Internet operations and applications are mission-critical for virtually all Web-centric companies and are becoming increasingly mission-critical for many mainstream enterprises. At the same time, these operations and applications are becoming more complex and challenging to operate. Ensuring the quality, reliability, and availability of these Internet operations typically requires substantial investments in developing Internet expertise and infrastructures. However, such a continuing significant investment of resources is often an inefficient use of an enterprise's limited resources. As a result, businesses are increasingly seeking collaborative outsourcing arrangements that can increase performance, provide continuous operation of their Internet solutions, and reduce Internet operating expenses.

  According to Forrester Research, 44% of the 50 Fortune 1000 firms they surveyed have outsourced the management of their Web sites. Forrester reports that companies outsource Web site management primarily for the following reasons:

  .  scarcity of technical skills;

  .  performance;

  .  speed of implementation; and

  .  security.

  We believe additional benefits of outsourcing the management of a complex Web site include lower total costs, higher service level guarantees and reduced risk of technology obsolescence.

Emergence of Web Hosting Service Providers

  In order to establish a high quality, reliable Web site or to run a Web-based application on the Internet, businesses must, among other things, procure and integrate sophisticated hardware and software, develop application specific technical skills, and have access to a secure, fault-tolerant physical location and redundant Internet connectivity. While it is possible for a business to provide all of these elements in-house, many companies elect to outsource all or a portion of their Web-site operations to companies offering Web hosting services. Web hosting companies, in general, provide various infrastructure-related services, including secure, monitored data centers, uninterrupted power supply and high-speed network connectivity. We categorize the market for outsourced Web hosting services into the following:

  . Shared Hosting: customers share server hardware and bandwidth with other customers. Shared hosting provides a price competitive entry point for individuals and businesses desiring a simple Web site.

  . Collocation Hosting: customers own their hardware, software and network equipment which is housed at the Web site hosting company's facilities. The customers retain responsibility for the installation, management, scalability and security of their Web sites. While collocation requires the customer to assume the majority of the responsibilities for the operation of its Web site, collocation has been and remains an attractive option for Web-centric companies with advanced in-house Internet expertise.

  . Dedicated Hosting: customers are provided a complete Web site hosting solution. Unlike collocation, the service provider supplies the hardware, software, network equipment and support necessary to run the Web site. As Web sites have become more complex, even large and technically astute businesses have found Internet technologies and solutions a challenge to manage. For such companies, including many Fortune 2000 companies, dedicated Web site hosting has become a preferred alternative.

  . Application Hosting: customers are provided the services of dedicated Web site hosting along with the management of Web-enabled business applications supporting such common business processes as customer service, procurement, human resource management and sales force automation. The service provider implements and configures such business applications to meet the specific needs of its customers. For large and small businesses alike, business process hosting offers numerous benefits, including faster time-to-market, access to advanced application skills and significantly lower costs of operation.

  A variety of companies, such as ISPs and large systems integrators, offer products and services that attempt to address enterprises' Internet outsourcing needs. However, we believe the solutions offered by these companies fail to address certain elements required to ensure that customers' mission-critical Internet operations are reliable, scalable and responsive. ISPs have traditionally focused on providing Internet access and many have not developed the technical expertise and physical resources to support mission-critical Web sites. In addition, many large systems integrators focus primarily on large enterprises and traditional information technologies. These firms often lack the network and Internet expertise required to provide mission-critical solutions. As a result, we believe a significant opportunity exists for a highly-focused company to provide a combination of complex Web site hosting, outsourced applications management and professional consulting services that enable businesses to implement reliable, high performance and cost effective mission-critical Internet solutions.

The Digex Solution

  We focus primarily on providing dedicated Web site and application hosting services. Our core competency is developing and managing mission-critical Web solutions for Fortune 2000 companies and Web-centric businesses. We believe we are uniquely positioned to assist such businesses in optimizing the potential of the Internet and their Internet-related applications by providing our customers with the following key advantages:

  A Comprehensive Suite of Web Site and Application Hosting Services. We provide a suite of services that enable companies to conduct business on the Internet. Using a large, multi-specialized technical staff of certified engineers, and through the security and reliability of our state-of-the-art data centers, we provide the services and expertise to ensure secure, scalable, high-performance operation of mission-critical Web sites 24 hours a day. These services include:

  . Web site management services such as operating and supporting Windows NT and UNIX-based dedicated servers, providing server collocation, and private network connectivity;

  . integrated business solutions, which involve the hosting of leading Web-enabled business software applications such as electronic commerce, sales force automation and customer care;

  . enterprise services such as firewall management, stress testing and customized Web site activity reporting; and

  . consulting services including capacity planning, disaster recovery planning, migration planning and database optimization.

  As part of our services, we provide the installation and maintenance of industry-leading hardware and software, core technical expertise, high-volume backup and recovery systems and 24 hours a day monitoring by our Server Operations Center ("SOC").

  High-Performance Internet and Private Network Connectivity. We provide high performance network connectivity services for our customers' Web sites as well as direct private networking options for secure "back-end" network connections to private corporate networks and information systems. Through our network services agreement with Intermedia, we offer superior Internet connectivity that provides the following direct benefits to customers:

  . connectivity to a diversely redundant high-speed national network via Intermedia, a tier-one ISP;

  . use of all of Intermedia's public and private peering relationships permitting direct exchange of traffic with a significantly large number of carriers and ISPs;

  . use of all of Intermedia's regional direct connections to major ISPs, dial-up carriers, and content service providers; and

  .  service level agreements guaranteeing high availability and performance.

Digex also intends to provide diversified connectivity options to other major backbones in addition to Intermedia, offering customers an additional service enhancement. We also intend to establish and maintain our own public and private peering arrangements.

  Responsive Customer Care and Technical Support. We strive to provide superior customer service. This includes 24-hour a day direct access to a staff of over 150 customer care and technical support personnel and a variety of proactive monitoring services from our state-of-the-art SOC. We believe this level of customer support significantly differentiates Digex in the marketplace.

  At our SOC, we monitor and report on the health of servers, networks, and security devices managed by Digex. The SOC uses a variety of technologies and tools to monitor specific network devices, such as routers, switches and load balancing equipment. The SOC oversees a large number of server resources, such as CPU, system processes, log files, TCP ports and disk space, and security devices, such as firewalls.

  Secure, Fault-Tolerant Data Centers. Our data centers have been engineered to meet the highest expectations of our most demanding customers across our target markets, including the particularly stringent requirements of the financial industry.

  Our data centers contain multiple, free-standing computer rooms to provide containment and isolation. Separate mechanical rooms adjacent to each computer room house cooling and mechanical equipment, eliminating the possible introduction of liquid into the computer room from equipment leakage. We use redundant uninterruptable power supply systems and redundant generators to ensure that the power system is capable of maintaining power to the data center in the event of any component failure. State-of-the-art physical security has been implemented through tightly controlled security zones requiring both card and biometric identification. Over 100 surveillance cameras record movement through the data centers and security guards provide real-time visibility. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity levels. Finally, all telecommunications connections enter the data centers through multiple points from diverse service arrangements to ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage.

  Predictable Monthly Fees. We provide our services for predictable monthly fees, enabling our customers to accurately budget costs for Web site hosting services. These fees are typically contracted as part of one, two or three-year agreements. These agreements often provide service level guarantees and permit technology upgrades at any time during the life of a contract.

Digex Strategy

  Our objective is to maintain our leadership position in the industry and continue to shape and lead the global market for hosting complex Web sites. We intend to accomplish this by delivering secure, scalable, high-performance Web site hosting solutions. Our business strategy focuses on the following:

  Expand Our Premier Web Hosting Capabilities. We are currently expanding the capacity of our east and west coast data centers. We intend to continue to add data center capacity over the next five years as justified by customer demand. We believe our ability to readily grow and scale our operations while simultaneously maintaining the highest service levels will allow us to continue to attain higher revenues, lower marginal unit costs and higher operating margins. The following are among the key initiatives we have instituted to maintain the quality and scalability of our operations:

  . Our Distributed Internet Server Array ("DISA") architecture is specifically designed to facilitate Web site operating scalability. DISA unifies interrelated layers of hardware and software around industry standard solutions. Our customers are strongly encouraged to adopt the DISA architecture in implementing their Web initiatives. The consistency and reliability afforded by our DISA architecture facilitates rapid and cost-efficient implementation of our customers' Web hosting initiatives. Other Web hosting companies typically have opted not to standardize their operating architectures. The resulting multiple architectures significantly complicate and limit the flexibility of their operations.

  . Our technical staff includes over 40 Microsoft certified engineers, as well as technical experts certified by Cisco Systems and Sun Microsystems. We believe this makes our technical staff among the most highly skilled and trained in the Web hosting industry. Based on comments by our customers, we believe our technical staff affords us a competitive advantage and has been instrumental in attracting many of our Fortune 2000 customers. In addition, we believe the depth and scope of our staff's technical skill base is essential to our ability to maintain our high quality service levels. To attract and retain these individuals, we offer competitive financial incentives, in-house and external training programs, and the opportunity to work with cutting-edge technology.

  . The Digex Central Nervous System ("DCNS") is our end-to-end integrated customer relationship management system. Currently, DCNS provides support for key customer care functions like sales management, contract management, order entry, product fulfillment, problem management, and billing. It serves as a repository for information about the customer and a customer's Web site. Future enhancements include Web-enabling DCNS. This will allow customers to access and view the status of their account on-line. We believe this functionality will increase customer satisfaction while reducing customer service costs.

  Address Industry-Specific Customer Needs. Our marketing and operating strategy is designed to exploit our expertise in addressing the unique, industry-specific needs of our targeted customer base. This targeted customer base is comprised of companies and agencies in the following industries: financial services and insurance, media and entertainment, manufacturing, travel and hospitality, retail and distribution, technology and communications, healthcare, and government. We have chosen to focus on these specific industries because we believe they have the highest propensity to outsource complex, mission-critical Web sites. We believe this strategy provides a number of benefits including:

  . the ability to realize cost efficiencies by developing industry-specific Web solutions that form the basis for serving other customers in the same or similar industries;

  . the ability to develop industry expertise which will enable us to proactively address the needs of our customers, thereby differentiating Digex from the competition; and

  . development of a referenceable customer base that validates our industry-specific Web solutions and expertise.

  In conjunction with this strategy, we have designated teams consisting of individuals from our sales, technical and customer support divisions to focus exclusively on those specific industries which comprise our target market.

  Develop Next Generation Service Offerings. As the underlying technology and functionality of Web-based products evolve, we believe customers will continuously demand new service offerings. We believe the depth of our Web site management skills positions Digex to be a leading provider of next generation Web-based service offerings. The following are among the new service initiatives we are currently pursuing:

  . Web-Enabled Business Applications. We believe Web hosting will become a vehicle and platform for operating and supporting leading packaged software applications that can be used for such common business processes as e-commerce, sales force automation, customer support and human resource management. We intend to continue partnering with various software developers, systems integrators and information technology firms that own and develop these business applications by providing the Web hosting platform to deliver their applications over the Web. To date, we focus on providing applications which address the following areas:

    . electronic commerce solutions, such as on-line storefronts, including electronic catalogs and shopping carts;

    . business intelligence solutions, such as analytic applications to mine corporate data warehouses;

    . relationship management solutions, such as customer acquisition, self-service, and self-sales applications;

    . human resources solutions, such as recruiting, training and on-line benefits applications;

    . finance and accounting solutions, such as billing and time-tracking applications; and

    . supply chain management solutions, such as procurement, trading and other intercompany applications.

  . Value-added, Recurring Services. We have developed various value-added services, which we believe significantly enhance the availability and effectiveness of our customers' Web sites. Examples of these services are testing, security, database, reporting and intranet service offerings. We intend to continue developing services that improve the effectiveness of Web sites and optimize their performance.

  . Proactive Customer Service Management. We believe our hardware and software monitoring capabilities uniquely position us to anticipate the Web site hosting needs of our existing customers. We are developing new tools which will both facilitate the identification of problems with a customer's existing Web site hosting platform and alert client managers to the Digex services that can be used to address these issues and optimize Web site performance.

  Expand Capabilities Through Selective Strategic Partnering and Acquisitions. We currently have business partnership alliances with over 120 Web design and development companies and interactive media agencies. These businesses typically partner with Digex because our high quality services support and augment, rather than compete with, their own product and service offerings. Together with our business partners, we can provide our customers with end-to-end Web site solutions. In 1998, we created the Digex e-Link Partner Program(TM), which continues to attract leading interactive media and Web development companies such as Proxicom, Sapient, Studio Archetype and Agency.com. In addition, we are planning to launch the Digex app-Link Partner Program(TM) in order to expand our partnership alliances to include systems integrators, value-added resellers and consultants. Our partnership programs provide a valuable, cost-effective channel for our services as well as a highly productive customer referral source.

  In addition, we may seek to opportunistically acquire companies which we believe will enable us to cost-effectively augment our existing products and services, technology, infrastructure, skill set, geographic presence or customer base.

Digex Services

  We offer a full range of complementary value-added services designed to handle the rapidly evolving requirements of complex Web sites. Our services include the following:

  .  Web site management services;

  .  integrated business solutions;

  .  enterprise services; and

  .  consulting services.

  Web Site Management Services

  Dedicated Web Hosting Services. We offer dedicated Web hosting services designed to enable reliable, scalable, mission-critical Web sites, based on industry-leading technologies and offering high service level guarantees. We operate both Windows NT and UNIX-based servers exclusively using hardware from Compaq and Sun. By standardizing around the hardware produced by these two vendors, we are able to quickly, easily and cost-effectively upgrade, configure and implement the new hardware necessary to accommodate our customers' growing needs for higher computing speeds and capacity. We offer a number of services to dedicated Web site management customers to ensure ease of implementation, security, performance and scalability. Specifically, we provide:

  .  installation and maintenance of Web sites on Digex server hardware;

  . installation and maintenance of Microsoft Windows NT and/or UNIX operating systems tested and configured by Digex to ensure optimal Internet performance;

  . unlimited help desk support available 24 hours a day with access to certified technical professionals;

  . substantial inventory of parts on-site for rapid upgrading and maintenance of hardware and software;

  .  industry and vendor security alerts and maintenance;

  . backup and recovery of system information, user information and customer content to ensure protection against data loss from disaster, hardware failure, or administration errors; and

  . secure remote administration capabilities for easy and ubiquitous remote management.

  Server Collocation Service. Digex's server collocation services provide our customers with a cost-effective means to collocate customer-owned hardware within a Digex data center and to benefit from Digex's secured facilities and network connectivity. Customers also receive 24 hour-a-day physical and remote access to their equipment.

  Data-Center within a Data-Center. The Data-Center within a Data-Center ("DC/DC") service will provide a physically separated, monitored and secured space within our data centers. DC/DC will offer the following specialized features:

  . dedicated glass-encased raised floor space with separate logged palm-scan DC/DC entry;

  .  dedicated environmental control and monitoring;

  .  dedicated network bandwidth options;

  .  dedicated security options;

  .  standard rack equipment; and

  .  special rates on Digex services.

  Intelligent Networking. We offer a variety of intelligent networking services to customers with multiple servers, including load balancing and geographical distribution of network traffic. We expect demand for this product to increase as more customers move to multiple server solutions.

  Private Networking. Our private networking services are primarily used to securely connect a customer's Web site at Digex to their private corporate network or information system.

  Integrated Business Solutions

  Our Integrated Business Solutions provide customers with Web site hosting services designed specifically to operate and support leading packaged software applications. We partner closely with various business applications vendors to build valuable skills around their applications with an emphasis on the operation of the application on the Internet.

  Our Integrated Business Solutions specifically target six distinct functional solution areas: electronic commerce, business intelligence, relationship management, human resources, finance and accounting solutions and supply chain management. We provide application rental, application hosting services and compelling service level guarantees to our customers. The key benefits of these solutions include:

  . installation and maintenance of pre-configured and pre-tested bundles of the solution on a hardware configuration that handles predicted user capacity;

  .  application software rental and upgrades;

  .  dedicated support personnel;

  . advanced data recovery and storage options for the specific application and database; and

  .  special rates on other Digex products and services.

  Our Integrated Business Solutions services are detailed as follows:

  Electronic Commerce Solutions. Our electronic commerce solutions enable businesses to directly sell products and services over the Internet to create an on-line storefront, including electronic catalogs and shopping carts. These solutions include options for order processing, fulfillment, invoicing, and payment. Digex's private networking products permit businesses to connect their commerce Web sites to various payment processing centers and private corporate information systems ensuring customers secure routing of payment information and transaction processing.

  The Pandesic e-Business Solution(TM) is our first electronic commerce solution offering. Pandesic is a joint venture between SAP and Intel, offering end-to-end commerce functionality for businesses. Today, Digex manages over 45 customers using the Pandesic solution, representing over 100 servers.

  Business Intelligence Solutions. Our business intelligence solutions will provide customers fast and easy access to corporate information using analytic applications to mine corporate electronic data warehouses. By leveraging the Internet and Digex's business intelligence solutions, businesses empower executives, employees, shareholders, partners, and others with access to up-to-date information. We believe these applications facilitate sophisticated analysis and real-time monitoring of important indicators to assist companies in their decision making processes.

  Relationship Management Solutions. Our relationship management solutions will provide customers with the ability to extend critical business information to sales personnel and customers. These solutions include customer acquisition, self-service and self-sales applications.

  Human Resources Solutions. Our human resources solutions will provide customers with the ability to take advantage of the Internet to extend human resource functionality to employees anywhere, anytime. Companies will be able to improve their ability to manage open positions, performing activities such as recruiting and training and to allow employees to access on-line and modify benefits and other personal information.

  Finance and Accounting Solutions. Our finance and accounting solutions will provide customers with support for accounting, billing, compensation, time tracking, and other financial management functions. For example, Digex can manage a company's time and expense reporting application to provide global access for employees to enter time sheets and expense reports.

  Supply Chain Management Solutions. Our supply chain management solutions will provide customers with application solutions that help businesses improve the effectiveness and reliability of a company's supply chain system. Using the Internet as the vehicle, these solutions can extend a company's supply chain management system to otherwise cost-prohibitive partners, improving performance and lowering costs.

  Enterprise Services

  Our enterprise services help companies deploy and maintain effective Web sites. We believe these value-added, repeatable services will become increasingly important to our customers as they look to ensure a higher level of Web site availability, security and reporting. Our enterprise services include the following:

  Testing Services. Our testing services aim to identify problems that could degrade the expected performance and availability of a customer's Web site. For example, our stress testing services simulate users accessing a Web site to provide information for isolating problems, optimizing performance and accelerating the deployment of Web sites.

  Reporting Services. Our reporting services are designed to provide timely, reliable information about user activity on a customer's Web site. Businesses can use these reports to assess the effectiveness of their Web sites and to increase their knowledge of the preferences, habits and demographic characteristics of their Web site visitors.

  Security Services. Our security services are designed to ensure the security of a customer's Web site. These services include firewalls, encryption and authentication devices.

  Database Services. Our database services provide the installation, configuration, maintenance and support of leading databases.

  Consulting Services

  Our consulting services provide customized assistance to customers with unique architecture, deployment or maintenance requirements. These services include high-availability design, performance tuning, site architecture assessment, migration planning, capacity planning, disaster recovery planning and database optimization. Our consulting services typically assist customers with limited resources or who lack Internet and technical expertise. Our consulting engagements typically range from a few hours to a few weeks depending on the complexity and volume of the services needed. We believe our consulting services will play an increasingly important role in supporting the implementation and maintenance of complex Web sites as customers continue to rapidly adopt emerging technologies.

Customers

  We have a large and diverse customer base ranging from Fortune 50 companies to small and medium size businesses that rely heavily on the Internet. Our customers are primarily located within the United States. As of July 1, 1999, we were serving over 500 customers, covering most major industries. Our customer contracts typically range in duration from one to three years. The majority of our customers operate in industries which fall within our key targeted industry segments and include the following well-known companies:

   Financial
 Services and       Media and
   Insurance      Entertainment      Manufacturing      Retail and Distribution
 -------------  ----------------- -------------------- -------------------------
 American
  Century
  Investments   BBC America       Kraft Foods          American Eagle Outfitters
 Ernst & Young
  LLP           The Economist     Liz Claiborne        Authentic Fitness
 Northwestern
  Mutual Life
  Insurance     Forbes            Nike                 Campmor
 Progressive
  Insurance
  Companies     Edmund's          Nissan               J. Crew
 Thomson
  Financial
  Services      Miller Freeman    Sara Lee Corporation WW Grainger
 LendingTree    Universal Studios
                 Technology and
  Government     Communications        Healthcare        Travel & Hospitality
 -------------  ----------------- -------------------- -------------------------
 U.S. Marine
  Corps         Celarix           Bally Total Fitness  Budget Rent-A-Car
 U.S.
  Department
  of
  Agriculture   Compaq            Claimsnet            The Travel Company
                Microsoft

  In the past few years, Digex's growth has come from new clients, as well as existing clients whose Web sites have evolved to become increasingly more strategic to their overall business goals and objectives.

Sales, Marketing and Service Delivery

  Our sales objective is to achieve broad market penetration by focusing on market segments which, we believe, have both a high propensity to outsource and to deploy complex, mission-critical Web sites. We sell our services directly through a highly-skilled professional sales force and receive referrals through an extensive network of business partners.

  Direct Sales. As of April 1, 1999, our direct sales force consisted of over 60 experienced, quota-bearing sales representatives. We have organized the sales force into three units: major accounts, mid-market/Web-centric, and alternate channel. The major accounts unit focuses on Fortune 2000 companies and is aligned by industry. The mid-market/Web-centric unit addresses the large and growing number of referrals coming from our regionally based business partners, and is organized into three geographic regions: eastern, central and western United States. Our alternate channel sales group works closely with our business alliance solutions partners, such as Pandesic. Supporting each of these units is a site engineering team that provides pre-sales technical support, including requirements gathering, configuration support, site architecture, and project management.

  Strategic Partners--The Digex e-Link Partner ProgramTM. In 1998, we created the Digex e-Link Partner Program(TM), which, we believe, has attracted some of the leading interactive media and Web site development companies to partner with Digex. To date, our business partners include such companies as Proxicom, Agency.com, Xerox Connect and T3 Media. We currently have over 120 business partnership alliances that are a significant source of sales leads and opportunities. These business partners include Web site developers, Web site designers, interactive and new media agencies, and systems integrators. We collaborate, instead of compete, with our partners and complement each other's skills in an effort to bring the best overall solution to our customers. Typically, in these collaborative relationships, we focus on Web site hosting, while our strategic partners concentrate on Web site design, development and systems integration.

   The success of this program has encouraged us to develop the Digex app-Link Partner Program(TM). The Digex app-Link Partner Program(TM) will target consultants and systems integrators, value-added hardware resellers and application solution providers. Our partnership programs provide incentives to refer business to us, and we often work together with our partners directly with the client. Our strategy is to continue leveraging our partners as a referral channel and a source for identifying market trends and emerging customer requirements.

  Marketing. We intend to continue our transformation into a highly focused, market driven company. Our marketing organization is responsible for building Digex's brand awareness, identifying key target markets and developing innovative services to meet the evolving demands of the marketplace. Another objective of our marketing effort is to stimulate the demand for Digex services through a broad range of marketing communications and public relations activities. Our primary communication vehicles include advertising, trade shows, direct response programs, event sponsorship and the Digex Web sites.

Data Center Infrastructure

  We presently operate two highly secure, fault-tolerant data centers specifically designed for the 24-hour a day hosting of Web sites and Web-based applications. Our east coast data center is strategically located near major network access points in the Washington, D.C. metropolitan area. Our west coast data center is situated near the western network access points and the headquarters of many of our strategic technology providers. We are expanding our total data center capacity to approximately 200,000 square feet in 1999, and expect to add additional data center capacity over the next five years as appropriate to meet anticipated customer and market demand.

  Our data centers combine the predictability and control of traditional mainframe-based data centers with the network access and capacity required for today's Internet-based computing. Our data centers are designed to provide consistently high service levels while permitting customers to rapidly deploy new and strategic applications without substantially increasing cost or incurring risk.

  The physical infrastructure and security controls of our data centers have been designed to support rigorous requirements for secure data storage and processing. Specifically, our data centers offer the following major physical benefits to our customers:

  .state-of-the-art physical security;

  .multi-redundant mechanics, utilities and environmental controls;

  .high-performance multi-network points of presence (WebPOPs); and

  .fully-integrated customer work areas.

  State-of-the-art physical security. Our data centers include multiple separate computer rooms offering customers a high degree of containment and isolation from accidents or disasters occurring within or outside of each data center. Physical security has been implemented through tightly controlled security zones requiring both access card and biometric identification. Each data center has five security zones that require separate access levels to gain entry. Our highest security zones include computer rooms physically constructed as a building-within-a-building, with fire suppression and other controls separate from the remainder of the data center. Fencing above the ceiling and below the raised floor isolate each security zone. Over 100 surveillance cameras record movement through the data centers and security guards provide real-time visibility. Our cooling towers are surrounded by security fences and monitored by cameras. Our dual 20,000 gallon diesel fuel tanks are safely buried underground.

  Multi-redundant mechanics, utilities and environmental controls. Within each data center, separate mechanical rooms exist adjacent to each computer room. These mechanical rooms house all cooling and mechanical equipment, eliminating the possible introduction of liquid into the computer rooms from equipment leakage. We use redundant uninterruptable power supply systems and redundant generators, to ensure the power system is capable of maintaining power to the data center in the event of any component failure. Cooling and environmental controls for each data center are designed to monitor and ensure proper temperature and humidity.

  High-performance WebPOPs. Our data centers include physically separated WebPOPs, which are network points of presence within our data centers. These WebPOPs provide high-performance, reliable networking connectivity to multiple national Internet backbone carriers for our customers. Telecommunications circuits enter the data centers through multiple points from diverse service providers. Multiple points of presence ensure continued operation of service without degradation in the unlikely event of a cable cut or local carrier network outage.

  Fully-integrated customer work areas. Our data centers include separate, private customer work areas. These work areas are isolated from the security zones that house our servers, permitting customers to work on-site as necessary. These work areas provide computing and personal resources, such as customer breakrooms and wash areas.

Competition

  The market served by Digex is highly competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

  .  quality of services and scalability of infrastructure;

  . network capacity, reliability, security and adaptability to new technologies;

  .  Internet system engineering expertise;

  .  quality of customer service and support;

  .  relationships with marketing partners and vendors;

  .  variety of services offered;

  .  price;

  .  product innovation;

  .  financial resources; and

  .  brand name.

  Our current and potential competitors in the market include:

  .  Web hosting service providers;

  .  local, regional, national and international ISPs;

  . local, regional, national and international telecommunications companies; and

  .  large information technology outsourcing firms.


  Our competitors may operate in one or more of these areas and include companies such as AboveNet Communications, AT&T, Cable & Wireless, Concentric Network, EDS, Exodus Communications, Frontier/GlobalCenter, Globix, GTE, Intel, Level 3 Communications, MCI WorldCom, PSINet, IBM, Qwest Communications International, and USinternetworking.

  We believe our experience and reputation for delivering high quality, complex Web site hosting services differentiate us from our key competitors. We focus on our core competency of Web site and application hosting as opposed to offering hosting as a complement to a wide range of communication services. We believe we have defined and offer the industry's most complete set of functions required to configure, engineer, implement and maintain complex, transactional Web sites. We believe our DISA architecture, data centers, and technical team distinguish us from our competition and enable us to provide among the highest quality end-to-end complex Web site hosting solutions.

Intellectual Property Rights

  We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our data, applications and services. We have no patented technology that would bar competitors from our market. We also rely on certain technologies we license from third parties, such as Microsoft, Netscape and Micromuse. There can be no assurance these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could harm our business. However, other than our trademarks and service marks, we do not believe that the loss of any particular one of our intellectual property rights would harm our business.

Government Regulation

  We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet.

  Congress recently enacted the Digital Millennium Copyright Act, which became effective in October 1998. The Digital Millennium Copyright Act includes a limitation on liability of on-line service providers for copyright infringement for transmitting, routing, or providing connections, transient storage, caching or storage at the direction of a user. This limitation on liability applies if the service provider had no actual knowledge or awareness that the transmitted or stored material was infringing and if certain other conditions are met. Since this law is new, we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires ISPs to follow certain "notice and take-down" procedures in order to be able to take advantage of the limitation on liability. We have not yet implemented such procedures nor evaluated the cost of complying with them. However, our customers are subject to an acceptable use policy which prohibits them from posting, transmitting or storing material on or through any of our services which, in our sole judgment is (1) in violation of any local, state, federal or foreign law or regulation, (2) threatening, obscene, indecent or defamatory or that otherwise could adversely affect any individual, group or entity or (3) in violation of the intellectual property rights or other rights of any person. Although this policy is designed to promote the security, reliability and privacy of our systems and network, there is no assurance that our policy will accomplish this goal or shield us from liability under the Digital Millennium Copyright Act.

  Despite enactment of the Digital Millenium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending.

  Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

  Due to the increasing popularity and use of the Internet, it is likely a number of additional laws and regulations may be adopted at the federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase the cost of doing business or in some other manner harm our business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Employees

  As of April 1, 1999, we employed approximately 420 full-time employees. None of our employees are covered by a collective bargaining agreement. We believe that our employee relations are good.

Properties

  We currently share leased space with Intermedia totaling approximately 80,000 square feet in two buildings in Beltsville, Maryland. These facilities house our east coast data center, our executive and administrative offices, and our regional sales office. During the third quarter of 1999, we expect to relocate to two different leased buildings in Beltsville, Maryland occupying a total of approximately 122,000 square feet. We also lease a total of approximately 76,000 square feet in two other buildings--one in Cupertino, California, and one in San Jose, California. These house our west coast data facilities and regional sales office. We believe that our properties are adequate and suitable for their intended purposes.

Legal Proceedings

  We do not believe that there are any pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on us.

                                   MANAGEMENT

  The following sets forth the name, age and position within Digex of our current directors and executive officers:

  Name                   Age                            Position
  ----                   ---                            --------
David C. Ruberg.........  53 Chairman of the Board


Mark K. Shull (1).......  43 Director, President and Chief Executive Officer


Nancy G. Faigen.........  42 President, Sales and Service Delivery Group


Rebecca Ward............  35 President, Product Management, Engineering and Marketing Group


Bryan T. Gernert........  32 Senior Vice President, Sales, Distribution and Client Services


Bradley E. Sparks.......  52 Chief Financial Officer


Marthe S. Lattinville-
 Pace...................  46 Vice President, Human Resources


Robert B. Patrick.......  27 Vice President, Marketing



John C. Baker...........  49 Director


Philip A. Campbell......  62 Director


George F. Knapp.........  67 Director


Pierce J. Roberts,
 Jr. ...................  52 Director
Richard A. Jalkut.......  55 Director
Jack E. Reich...........  48 Director

--------


(1) Mr. Shull will become a Director upon the closing of this offering.

Executive Officers and Directors

  David C. Ruberg has served as Director and Chairman of the Board of Digex since April 1999. Mr. Ruberg has served as President, Chief Executive Officer and a Director of Intermedia since May 1993, and as Chairman of the Board of Intermedia since March 1994. From September 1991 to May 1993, he was an independent consultant to the computer and telecommunications industries. From 1989 to September 1991, Mr. Ruberg served as Vice President and General Manager of the Telecommunications Division and then of the Personal Computer/Systems Integration Division of Data General Corporation, a computer manufacturer. From 1984 to 1989, Mr. Ruberg served as a Vice President of TIE Communications, Inc., a manufacturer of telecommunications equipment. Mr. Ruberg received his B.A. in mathematics from Middlebury College and his M.S. in computer science from the University of Michigan.

  Mark K. Shull has served as President and Chief Executive Officer of Digex since July 1999. From January 1997 to June 1999, he served as Vice President and General Manager of the Web hosting and electronic commerce business unit of GTE Internetworking. From March 1995 to January 1997, prior to GTE Internetworking's acquisition of BBN Planet Corporation, he served as Vice President and General Manager of BBN Planet Corporation's Internet Business Solutions Group. From June 1994 to March 1995, he served as a Senior Consultant at EDS Management Consulting. Mr. Shull received his B.A. in public and international affairs from Princeton University, and holds a J.D. from Stanford Law School.

  Nancy G. Faigen has served as President of the Sales and Service Delivery Group of Digex since July 1999, and she served as President and Chief Executive Officer from December 1998 to June 1999. From January 1998 to November 1998, she served as Vice President of IBM e-business solutions, a business unit of IBM. From October 1996 to November 1998, she served as Vice President of Global Web Solutions of IBM. From November 1991 to October 1996, Ms. Faigen served in various managerial and executive positions at IBM, including Executive Assistant to the CEO and Director of Strategy and Business Unit Director of the Sales and Services Division. Ms. Faigen holds a B.A. in drama and fine arts from Dartmouth College.

  Rebecca Ward has served as President of the Product Management, Engineering and Marketing Group of Digex since July 1999. From March 1991 to June 1999, she held various management positions at GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, including most recently Vice President of Product Management and Engineering of the Web hosting and electronic commerce business unit of GTE Internetworking. Ms. Ward holds a B.S. in computer technology from Northeastern University and an M.S. in computer science from Boston University.

  Bryan T. Gernert has served as Senior Vice President of Sales, Distribution and Client Services of Digex since July 1999. From April 1995 to June 1999, he held various other management positions at Digex, including Vice President of Sales, Consulting and Client Services, Vice President of Sales and Distribution, Sales Account Manager and Director of Sales. From January 1993 to April 1995, he served as National Sales Manager of Evergreen Information Technologies, Inc. From June 1989 to January 1993, he was Director of Acquisitions for RCI, Inc. Mr. Gernert holds a B.S. in business administration with a concentration in finance from the University of Delaware.

  Bradley E. Sparks has served as Chief Financial Officer of Digex since July 1999. From September 1998 to July 1999, he served as Executive Vice President and Chief Financial Officer of WAM!NET, a global provider of digital network services. From 1995 to September 1998, he served as Chief Financial Officer of OmniPoint Corporation. From 1993 to 1995, Mr. Sparks served as Vice President and Controller of MCI Communications Corporation, which is now MCI WorldCom. Mr. Sparks earned his B.S. from West Point, and his M.S. in management from the Sloan School at Massachusetts Institute of Technology. Mr. Sparks is also a certified public accountant.

  Marthe S. Lattinville-Pace has served as Vice President of Human Resources of Digex since April 1999. From January 1999 to March 1999 she served as Vice President, Human Resources of ManorCare Realty. From April 1994 to March 1999, she served as Director Human Resources, Europe, India & the Middle East for Waters Corporation. She also served as Director Human Resources & Building Administration of NYNEX Mobile Communications, from 1992 to 1994. Mrs. Lattinville-Pace holds an M.B.A. from the Haute Etudes Commerciales of the University of Montreal, a Bachelor in industrial relations from University of Montreal and a psychology diploma from Old Montreal College.

  Robert B. Patrick has served as Vice President of Marketing of Digex since July 1999. From September 1998 to June 1999 he served as Vice President of Marketing and Product Development of Digex. He served as Director of Business Development for Digex from July 1997 through September 1998. He joined Digex in September 1996, as Manager of Technical Operations. From June 1993 to June 1996, he served as a Senior Consultant for Andersen Consulting. From October 1988 to June 1993, he served as a Senior Computer Specialist for the Federal Bureau of Investigation. Mr. Patrick holds a B.S. in management information systems from George Mason University.

  John C. Baker has served as Director of Digex since April 1999. He has served as Director of Intermedia since February 1988. Mr. Baker has been the President of Baker Capital Corp., a multi-national venture capital firm, since October 1995. He served as Senior Vice President of Patricof & Co. Ventures, Inc., a multi-national venture capital firm, from 1988 until September 1995. Mr. Baker is currently a Director of Resources Bancshares Mortgage Group, Inc., a publicly traded corporation.

  Philip A. Campbell has served as Director of Digex since April 1999. He has served as Director of Intermedia since September 1996. Mr. Campbell retired from Bell Atlantic as Director, Vice Chairman and Chief Financial Officer in 1991. Previously, he served as President of New Jersey Bell, Indiana Bell and Bell Atlantic Network Services.

  George F. Knapp has served as Director of Digex since April 1999. He has served as Director of Intermedia since February 1988. He has been a Principal of Communications Investment Group, an investment banking firm, since June 1990. From January 1988 until June 1989, Mr. Knapp was an associate at MBW Management, Inc., a venture capital firm. Prior to that time, he held various executive positions at ITT Corporation and its subsidiaries, most recently as Corporate Vice President of ITT Corporation. Mr. Knapp is currently a member of the Manhattan College Board of Trustees and Chairman of its Finance Committee.

  Pierce J. Roberts, Jr. has served as Director of Digex since April 1999. Since December 1998, Mr. Roberts has served as Director of Intermedia. From April 1993 to August 1998, Mr. Roberts held various positions at Bear, Stearns & Co. Inc. and most recently was a Senior Managing Director and head of its Global Telecommunications Group. From December 1990 to April 1993, Mr. Roberts was a Managing Director at The Blackstone Group. Prior to that, Mr. Roberts held various positions at BellSouth.

  Richard A. Jalkut has served as Director of Digex since July 1999. He has served as President, Chief Executive Officer and Director of Pathnet, Inc. since August 1997. From 1995 to August 1997, Mr. Jalkut served as President and Group Executive of NYNEX Telecommunications Group. From 1991 to 1995, he served as President and Chief Executive Officer of New York Telephone Co. Inc., the predecessor company to NYNEX Telecommunications Group. Mr. Jalkut is currently a Director of HSBC Bank USA, formerly Marine Midland Bank, a commercial bank, a Director and Chairman of the Board of Ikon Office Solutions, Inc., a company engaged in wholesale and retail office equipment, and a Director of Home Wireless Networks, a company developing a wireless product for home and business premises.

  Jack E. Reich has served as Director of Digex since July 1999. From November 1998 to the present, he has served as President of KJE Inc., a management and investment consulting firm. From December 1996 to November 1998 he served as President and Chief Executive Officer of e.spire Communications, Inc. Mr. Reich was also appointed Director during his tenure with e.spire Communications, Inc. From April 1994 to October 1996 he served as President, Customer Business Solutions, of Ameritech. From April 1986 to April 1994, he served in a number of management positions for MCI Communications Corporation, including President, Multinational Accounts. Prior to MCI, Mr. Reich held various management positions with Rolm Corporation and AT&T. Mr. Reich is currently a Director of LISN, Inc.

  No family relationship exists between any of the directors and executive officers of Digex.

Committees of the Board of Directors

  The board of directors has an audit committee and a compensation committee. Among other functions, the audit committee:

  .makes recommendations to the board of directors regarding the selection of independent auditors;
  .reviews the results and scope of the audit and other services provided by our independent auditors;
  .reviews our financial statements; and
  .reviews and evaluates our internal control functions.

  The audit committee is composed of Philip A. Campbell, George F. Knapp and Richard A. Jalkut. The chairman of the audit committee is Mr. Campbell.

  The compensation committee administers our Long-Term Incentive Plan and makes recommendations to the board of directors regarding the executive compensation and salaries and incentive compensation for our employees and consultants. The compensation committee is composed of David C. Ruberg, Pierce J. Roberts, Jr. and Jack E. Reich. The chairman of the compensation committee is Mr. Ruberg.

Employment Agreements

  Mark K. Shull. Mr. Shull's employment letter agreement provides for an initial annual base salary of $250,000, which will be reviewed on January 1, 2000, and an annual bonus opportunity of 60% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement also provides Mr. Shull with stock options to purchase 100,000 shares of Intermedia common stock at an exercise price of $30.94, subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal installments over the 60-month period commencing on his date of employment. On the effective date of this prospectus, Mr. Shull was granted options to purchase 500,000 shares of our Class A Common Stock. 250,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price. Options covering 25% of the 500,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of Digex or Intermedia, one-half of Mr. Shull's then unvested Digex options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex at that date, or upon termination by Digex of Mr. Shull's employment (other than for cause), if earlier. Following a change of control of Intermedia, one-half of Mr. Shull's then unvested Intermedia options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex and, if applicable, Intermedia of Mr. Shull's employment (other than for cause), if earlier.

  If Mr. Shull is terminated by Intermedia or us for any reason other than for cause, we or Intermedia will pay his base salary as in effect at the time of termination through the later of July 1, 2001, or the first anniversary of the date of termination. Mr. Shull's entitlement to receive payments shall terminate if he directly or indirectly knowingly hires, within six months following his date of termination, any employee of director-level or above who was employed by Intermedia or Digex on the date of his termination.

  The letter agreement also provides Mr. Shull with a relocation allowance of up to $100,000 in the form of a loan which will be forgiven in equal monthly installments over a 12-month period commencing on the date of the last relocation reimbursement.

  Nancy G. Faigen. Ms. Faigen's employment letter agreement provides for an initial annual base salary of $225,000, and an annual bonus opportunity of 50% of her initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement provides Ms. Faigen with a $125,000 unrestricted signing bonus in two installments: $50,000 on January 2, 1999 and $75,000 on August 1, 1999. The agreement provides Ms. Faigen with a second signing bonus of $150,000 in two installments: $50,000 on the date she accepted the offer of employment and $100,000 on April 1, 1999.

  The agreement also provides Ms. Faigen with a stock option to purchase 100,000 shares of Intermedia common stock at an exercise price of $15.00, subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal installments over the 60-month period commencing on her date of employment. On the effective date of this prospectus, Ms. Faigen was granted options to purchase 300,000 shares of our Class A Common Stock. 150,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price. Options covering 25% of the 300,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of Digex or Intermedia, all of Ms. Faigen's unvested Digex options will vest on the first anniversary of the change of control if Ms. Faigen continues to be employed by Digex at that date, or upon termination by Digex of Ms. Faigen's employment (other than for cause), if earlier. Following a change of control of Intermedia, all of Ms. Faigen's Intermedia options will vest on the first anniversary of the change of control if Ms. Faigen continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination of Ms. Faigen's employment (other than for cause), if earlier.

  The letter agreement also provides Ms. Faigen with a relocation allowance of up to $125,000 in the form of a loan which will be forgiven in equal monthly installments over a 12-month period commencing on the date of the last relocation reimbursement.

  Rebecca Ward. Ms. Ward's employment letter agreement provides for an initial annual base salary of $200,000, and an annual bonus opportunity of 50% of her initial annual base salary that will be based on the achievement of certain corporate objectives. The agreement provides Ms. Ward with a bonus of $100,000, payable in two equal installments: upon commencement of employment with us, and after six months of employment. The agreement also provides Ms. Ward with a stock option to purchase 50,000 shares of Intermedia common stock at an exercise price of $30.00, subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal installments over the 60-month period commencing with the day the option grant was approved. On the effective date of this prospectus, Ms. Ward was granted stock options to purchase 250,000 shares of our Class A Common Stock. 125,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price. Options covering 25% of the 250,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of

Digex or Intermedia, all of Ms. Ward's unvested Digex options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier. Following a change of control of Intermedia, all of Ms. Ward's Intermedia options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier.

  If Ms. Ward is terminated by Digex for any reason other than for cause, we will pay her base salary as in effect at the time of termination through the later of January 1, 2002, or the first anniversary of the date of termination.

  Bryan Gernert. Mr. Gernert's employment letter agreement provides for an initial annual base salary of $200,000 and an annual bonus opportunity of 60% of his annual base salary that will be based on the achievement of certain corporate objectives.

  On the effective date of this prospectus, Mr. Gernert was granted options to purchase 400,000 shares of our Class A Common Stock. 300,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price. Options covering 25% of the 400,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. In the event his employment is terminated by Digex for any reason other than for cause prior to July 9, 2001, his options covering an aggregate of 200,000 shares (including any installments previously vested) will vest immediately on the date of termination, of which 150,000 will be those exercisable at $5.00 and 50,000 exercisable at the initial public offering price. Following a change of control of Digex or Intermedia, all of Mr. Gernert's unvested options will vest on the first anniversary of the change of control if Mr. Gernert continues to be employed by Digex at that date, or upon termination by Digex of Mr. Gernert's employment (other than for cause), if earlier.

  Bradley E. Sparks. Mr. Sparks' employment letter agreement provides for an initial annual base salary of $200,000, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate objectives.

  On the effective date of this prospectus, Mr. Sparks was granted options to purchase 200,000 shares of our Class A Common Stock. 100,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price. Options covering 25% of the 200,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. Following a change of control of Digex or Intermedia, all of Mr. Sparks' unvested options will vest on the first anniversary of the change of control if Mr. Sparks' continues to be employed by Digex at that date, or upon termination by Digex of Mr. Sparks' employment (other than for cause), if earlier.

  The letter agreement also provides Mr. Sparks with a relocation allowance of up to $85,000 in the form which will be forgiven in equal monthly installments over a 12-month period commencing on the date of the last relocation reimbursement.

  Robert B. Patrick. Mr. Patrick's employment letter agreement provides for an annual base salary of $150,000, and an annual bonus opportunity of 40% of his annual base salary that will be based on the achievement of certain corporate objectives.

  On the effective date of this prospectus, Mr. Patrick was granted options to purchase 100,000 shares of our Class A Common Stock. 50,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price. Options covering 25% of the 100,000 shares of our Class A Common Stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years. In the event his employment is terminated by Digex for any reason other than for cause prior to July 9, 2000, his options covering an aggregate of 25,000 shares (including any installments previously vested) will vest immediately on the date of termination. Following a change of control of Digex or Intermedia, all of Mr. Patrick's unvested options will vest on the first anniversary of the change of control if Mr. Patrick continues to be employed by Digex at that date, or upon termination by Digex of Mr. Patrick's employment (other than for cause), if earlier.

                           Summary Compensation Table

  The following table sets forth the total compensation of our Chief Executive Officer, each of our most highly compensated executive officers whose total salary and bonus for 1998 exceeded $100,000, and two additional executive officers for whom disclosure would have been required but for the fact that they were not serving as executive officers of Digex at the end of 1998 (each a named executive officer, and collectively, the named executive officers).

  Securities underlying the options listed in the "Long-Term Compensation Awards" column are shares of common stock of Intermedia awarded under Intermedia's long-term incentive plans. On July 23, 1999, we adopted the Digex Long-Term Incentive Plan pursuant to which options to purchase shares of our Class A Common Stock will be issued on the effective date of this prospectus. Prior awards under Intermedia's long-term incentive plans will not be affected by the adoption of the Digex Long-Term Incentive Plan.

                                                                            Long-Term
                                                                           Compensation
                                           Annual Compensation                Awards
                                    -------------------------------------- ------------
                                                                Other       Securities
                             Fiscal                            Annual       Underlying
Name and Principal Position   Year  Salary($)   Bonus($)   Compensation($) Options (#)
---------------------------  ------ ---------   --------   --------------- ------------
Mark K. Shull............     1998      -- (2)      --             --            -- (10)
 President and Chief Ex-
  ecutive Officer             1997      --          --             --            --
                              1996      --          --             --            --

Nancy G. Faigen..........     1998   11,105(3)   50,000(8)         --            -- (11)
 President, Sales and         1997
 Service                                --          --             --            --
 Delivery Group (1)           1996      --          --             --            --

Rebecca Ward.............     1998      -- (4)      --             --            -- (12)
 President, Product
  Management, Engineering     1997      --          --             --            --
 and Marketing Group          1996      --          --             --            --

Bryan T. Gernert.........     1998   95,000(5)      --         166,108(9)        -- (13)
 Senior Vice President,
  Sales, Distribution and     1997   75,000         --         126,016(9)     33,552
 Client Services              1996   75,000         --          31,520(9)     13,422

Bradley E. Sparks........     1998      -- (6)      --             --            -- (14)
 Chief Financial Officer      1997      --          --             --            --
                              1996      --          --             --            --

Robert B. Patrick........     1998   92,500(7)    5,000            --          5,000(15)
 Vice President,              1997   65,000       7,500            --          9,586
  Marketing
                              1996   20,000      10,833            --          3,836

--------
 (1) Ms. Faigen served as President and Chief Executive Officer from December 1998 to June 1999.
 (2) Mr. Shull commenced employment with Digex in July 1999. Mr. Shull's current annual base salary is $250,000. He has a target annual bonus opportunity equal to 60% of his base salary.
 (3) Ms. Faigen commenced employment with Digex in December 1998. Ms. Faigen's current annual base salary is $225,000. She has a target annual bonus opportunity equal to 50% of her base salary.
 (4) Ms. Ward commenced employment with Digex in July 1999. Ms. Ward's current annual base salary is $200,000. She has a target annual bonus opportunity equal to 50% of her base salary. Ms. Ward also received a bonus of $100,000, 50% of which was paid upon starting and 50% of which will be paid six months after employment.
 (5) Mr. Gernert's current annual base salary is $200,000. He has a target annual bonus opportunity equal to 60% of his base salary.
 (6) Mr. Sparks commenced employment with Digex in July 1999. Mr. Sparks' current annual base salary is $200,000. He has a target annual bonus opportunity equal to 50% of his base salary.
 (7) Mr. Patrick commenced employment with Digex in September 1996. Mr. Patrick's current annual base salary is $150,000. He has a target annual bonus opportunity equal to 40% of his base salary.
 (8) In connection with the commencement of her employment with Digex, Ms. Faigen received bonuses totalling $275,000, of which $50,000 was paid on the date of her acceptance of employment, $50,000 on January 2, 1999, $100,000 on April 1, 1999, and $75,000 is payable on August 1, 1999.
 (9) These amounts represent commission payments.

(10) In connection with the commencement of his employment with Digex, Mr. Shull was granted options to purchase 100,000 shares of Common Stock of Intermedia at an exercise price equal to $30.94 per share. On the effective date of this prospectus, Mr. Shull was granted options to purchase 500,000 shares of Digex Class A Common Stock, 250,000 of which will be at an exercise price equal to $5.00 per share and the balance of which will be at an exercise price equal to the public offering price.
(11) On the effective date of this prospectus, Ms. Faigen was granted options to purchase 300,000 shares of Class A Common Stock, 150,000 of which will be at an exercise price equal to $5.00 per share and the balance of which will be at an exercise price equal to the public offering price.
(12) In connection with the commencement of her employment with Digex, Ms. Ward was granted options to purchase 50,000 shares of Intermedia common stock at an exercise price equal to $30.00 per share. On the effective date of this prospectus, Ms. Ward was granted options to purchase 250,000 shares of Class A Common Stock, 125,000 of which will be at an exercise price equal to $5.00 per share and the balance of which will be at an exercise price equal to the public offering price.
(13) On the effective date of this prospectus, Mr. Gernert was granted options to purchase 400,000 shares of Class A Common Stock, 300,000 of which will be at an exercise price equal to $5.00 per share and the balance of which will be at an exercise price equal to the public offering price.
(14) On the effective date of this prospectus, Mr. Sparks was granted options to purchase 200,000 shares of Class A Common Stock, 100,000 of which will be at an exercise price equal to $5.00 per share and the balance of which will be at an exercise price equal to the public offering price.
(15) On the effective date of this prospectus, Mr. Patrick was granted options to purchase 100,000 shares of Class A Common Stock, 50,000 of which will be at an exercise price equal to $5.00 and the balance of which will be at an exercise price equal to the public offering price.

Options Granted on the Effective Date of this Prospectus

  The following table sets forth certain information regarding options to purchase our Class A Common Stock granted to our named executive officers on the effective date of this prospectus under the Digex Long-Term Incentive Plan.

  The expiration date of all options set forth below will be ten years from the date of grant. The potential realizable value at assumed annual rates of price appreciation for all options set forth below was calculated using the initial public offering price of $17.00 as the market price on the date of grant.

                                                                           Potential Realizable Value at
                                                                           Assumed Annual Rates of Stock
                                                                              Price Appreciation For
                                     Individual Grants                             Option Terms
                                     ------------------                  ---------------------------------
                          Number of   Percent of Total
                         Securities    Options to be
                         Underlying      Granted to     Exercise
                           Options    Employees on the    Price   Market
                         Granted (#) Effective Date (%) Per Share Price      0%         5%         10%
                         ----------- ------------------ --------- ------ ---------- ---------- -----------
Mark K. Shull...........   250,000          5.07         $ 5.00   $17.00 $3,000,000 $5,672,500 $ 9,772,500
                           250,000          5.07          17.00    17.00          0  2,672,500   6,772,500
Nancy G. Faigen.........   150,000          3.04           5.00    17.00  1,800,000  3,403,500   5,863,500
                           150,000          3.04          17.00    17.00          0  1,603,500   4,063,500
Rebecca Ward............   125,000          2.54           5.00    17.00  1,500,000  2,836,250   4,886,250
                           125,000          2.54          17.00    17.00          0  1,336,250   3,386,250
Bryan T. Gernert........   300,000          6.09           5.00    17.00  3,600,000  6,807,000  11,727,000
                           100,000          2.03          17.00    17.00          0  1,069,000   2,709,000
Bradley E. Sparks.......   100,000          2.03           5.00    17.00  1,200,000  2,269,000   3,909,000
                           100,000          2.03          17.00    17.00          0  1,069,000   2,709,000
Robert B. Patrick.......    50,000          1.01           5.00    17.00    600,000  1,134,500   1,954,500
                            50,000          1.01          17.00    17.00          0    534,500   1,354,500

Option Grants In Fiscal Year 1998

  The following table sets forth certain information regarding Intermedia stock options granted to our Vice President of Marketing during the year ended December 31, 1998.

  The securities underlying the options listed in the column entitled "Number of Securities Underlying Options Granted (#)" are shares of common stock of Intermedia awarded under Intermedia's 1996 Long-Term Incentive Plan. Prior to the closing of this offering, we will adopt a long-term incentive compensation plan pursuant to which options to purchase shares of our Class A Common Stock will be issued on the effective date of this prospectus.

  The percent of total options granted to employees in fiscal year ended December 31, 1998 represent the percent of total options granted to Intermedia employees.

                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                            Annual Rates of
                                                                              Stock Price
                                                                              Appreciation
                                        Individual Grants                   For Option Terms
                         ------------------------------------------------ --------------------
                         Number of
                         Securities Percent of Total
                         Underlying     Options
                          Options      Granted to    Exercise
                          Granted     Employees in     Price   Expiration
                            (#)     Fiscal Year (%)  Per Share    Date       5%        10%
                         ---------- ---------------- --------- ---------- --------- ----------
Robert B. Patrick.......   5,000          0.2%        $26.88    9/29/08     $84,500   $214,200

Aggregate Option Exercises in 1998 and Last Fiscal Year-End Option Values

  The following table shows the number of shares acquired upon exercise of stock options during 1998, the aggregate value realized from those exercises, the number of shares covered by both exercisable and unexercisable options as of December 31, 1998 and the year-end value of exercisable and unexercisable options as of December 31, 1998 for the only named executive officer who had any stock options in 1998.

  All shares acquired on exercise were shares of Intermedia common stock.

  Securities underlying the options listed in the following table are shares of common stock of Intermedia awarded under Intermedia's long-term incentive plans.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at           In-the-Money Options
                                                  December 31, 1998       at December 31, 1998
                                              ------------------------- -------------------------
                          # Shares
                          Acquired   $ Value
  Name                   On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
  ----                   ----------- -------- ----------- ------------- ----------- -------------
Bryan T. Gernert........    4,544    $303,290   24,208       14,140      $222,400     $116,461
Robert B. Patrick.......      -0-         -0-    3,009        9,135      $ 20,680     $ 37,332

                            Long-Term Incentive Plan

  The Digex Long-Term Incentive Plan, adopted on July 23, 1999, permits awards of stock, stock options, stock appreciation rights, restricted stock and other stock-based awards as incentives to our current and prospective employees, officers, directors and consultants, and those of our subsidiaries or of any person that owns over 50% of the voting power of our authorized and outstanding voting shares. However, only our employees are eligible for grants of incentive stock options.

  The Digex Long-Term Incentive Plan, also known as the "Plan," is administered by the compensation committee of our board of directors, the members of which consist solely of two or more members of the board who are "Non-Employee" directors under Rule 16b-3 of the Exchange Act and "outside directors" under the Rule 162(m) of the Internal Revenue Code. The compensation committee has the authority to select those employees, officers, directors and consultants whose performances it determines significantly promote our success to receive discretionary awards under the Plan, grant the awards, interpret and determine all questions of policy pertaining to the Plan, adopt rules, regulations, agreements and instruments deemed necessary for its proper administration and take any and all other actions deemed necessary or desirable for the proper administration of the Plan and to effectuate its purposes. In regards to options, the board has the authority to determine who will receive options, the time at which options will be granted, the number of shares subject to any option, the exercise price of an option, the time or times at which the options will become vested and exercisable, and the duration of the option.

  The shares of Digex subject to the Plan are authorized but unissued shares of our Class A Common Stock or treasury stock. No more than 9,000,000 shares of our Class A Common Stock may be issued under the Plan.

Discretionary Awards:

  Stock Options. Awards of stock options grant a right to buy a specified number of shares of Class A Common Stock at a fixed exercise price during a specified time, all as the compensation committee may determine.

  Incentive Stock Options. Awards may be of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor section. Subject to adjustment, the aggregate number of shares which may be subject to incentive stock options awards under the Plan shall not exceed 9,000,000 shares.

  Stock Appreciation Rights. Awards of stock appreciation rights grant a right, which may or may not be contained in the grant of a stock option or incentive stock option, to receive in cash, or its equivalent value in Class A Common Stock, the excess of the fair market value of a share of Class A Common Stock on the date the right is surrendered over the option exercise price or other price specified by agreement.

  Restricted Shares. Restricted shares are shares of Class A Common Stock granted to a participant of the Plan that are subject to forfeiture until certain restrictions, terms and conditions as the compensation committee may determine are fulfilled.

  Dividend or Equivalent. An award of dividends grants a participant the right to receive dividends or their equivalent in value in Class A Common Stock, cash or a combination of both.

  Stock Award. Class A Common Stock may be issued to a Plan participant. Such awards can be granted on a contingent basis.

  Other Stock-Based Awards. Other Class A Common Stock-based awards that serve the same function as the foregoing awards may be granted.

Formula Awards:

  Pursuant to the Plan, in addition to any discretionary awards granted to non-employee directors, and subject to certain restrictions, additional grants of non-incentive stock options shall be awarded to non-employee directors based on the following formula: stock options to acquire 25,000 shares of Class A Common Stock shall be granted on the effective date of this prospectus or, with respect to non-employee directors not serving in such capacity on the foregoing date, on the date the director is elected to the board of directors, exercisable, so long as the non-employee director continues to be a member of the board of directors, as to 8,334 of the shares on the January 1 following the date the stock option is granted and as to an additional 8,333 shares on January 1 of each of the two years thereafter. If a non-employee director fails to attend 75% of the board meetings in any calendar year, he or she will forfeit the right to exercise that portion of the options which would have been exercisable on the next following January 1.

  Non-employee directors shall also be granted a stock option to acquire 5,000 shares of Class A Common Stock on the effective date of this prospectus or, with respect to non-employee directors not serving in such capacity on the foregoing date, on the date the director is elected to the board of directors, and on each anniversary thereof which options shall be immediately exercisable upon grant.

  Upon a change of control of Digex or Intermedia, options granted to all non-employee directors shall become fully vested and immediately exercisable and will continue to be exercisable through the expiration date of the grant. All stock options granted pursuant to either of the foregoing formulas shall be granted at the fair market value of the Class A Common Stock (the initial price to the public in the case of options issued on the effective date of this prospectus) on the date the options are granted and shall expire on the earlier of the fifth anniversary of the date the options were granted or on the first anniversary of the date the non-employee director ceases to be a member of the board of directors.

General:

  If a Plan participant's employment or other relationship with us is terminated for any other reason besides death or "for cause"or voluntarily by the participant without the consent of Digex, Intermedia or one of our subsidiaries, and the participant is thereafter not employed by us or does not then have a relationship with us, any options granted to the participant under the Plan may be exercised by the participant at any time within three months of such termination, to the extent the participant was entitled to exercise the options at the time of the termination.

  A change in the control of Digex or Intermedia will accelerate the date upon which the options will become exercisable to the extent and under the terms set forth in the Plan.

  The maximum number of shares of Class A Common Stock that may be granted to a single participant in the Plan in any single year is 1,000,000. Additionally, no award shall be assignable.

  The Plan may be terminated, modified or amended by the affirmative vote of the holders of a majority of the votes of our outstanding shares of capital stock present or represented and entitled to vote at a duly held stockholders' meeting. The board of directors may terminate the Plan or make modifications or amendments, provided that the board of directors cannot make any amendment to the Plan increasing the number of shares of Class A Common Stock covered by the Plan without prior approval by the holders of common stock having a majority of the voting power thereof present and entitled to vote at a meeting of stockholders. No termination, modification or amendment of the Plan may adversely affect the rights previously conferred by an award under the Plan without the consent of the recipient.

  The Plan will terminate on the tenth anniversary of the effective date of this prospectus.

Indemnifications of Directors and Executive Officers and Limitation of
Liability

  Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  .for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

  Our bylaws provide that:

  . we must indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware Law, subject to certain very limited exceptions.

  Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. Generally, pursuant to each indemnification agreement, Digex will indemnify a director or officer who is or was a party to any legal action by or against the indemnitee due to his or her position as a Digex director or officer, known as the "indemnitee," against the expenses, judgments, fines and amounts paid in settlement that were actually and reasonably incurred by the indemnitee in connection with such legal action, provided that such indemnitee acted in good faith and in a manner not opposed to the best interests of Digex.

  We also participate in Intermedia's directors' and officers' insurance providing $40 million in indemnification coverage for our directors, officers and certain employees for certain liabilities. The coverage under that policy is being increased to $50 million.

  The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood or derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

  There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Digex pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  We have entered into the General and Administrative Services Agreement and several network services agreements with Intermedia. These agreements are described below. The General and Administrative Services Agreement and certain parts of the network services agreements are included as an exhibit to the registration statement of which this prospectus forms a part.

General and Administrative Services Agreement

  Under the General and Administrative Services Agreement, Intermedia will provide us with a variety of general and administrative services, including:

  . finance, accounting and administration services, collections and accounts receivable services, financial planning and analysis, investor relations and corporate development;

  . human resources services;

  . legal services;

  . information management services; and

  . insurance coverage and related services.

  The General and Administrative Services Agreement provides for a two-year initial term. We may terminate the agreement on 90-days prior notice at any time after Intermedia no longer owns more than 50% of the voting power of our outstanding common stock.

  The General and Administrative Services Agreement provides that during the first year of the agreement, we will pay to Intermedia fees totaling $16,500,000 for the services provided. Thereafter, the fee payable by us will be decreased monthly based on an assessment of the cost of personnel hired by us during the preceding month to perform certain of the functions internally.

  Material amendments and modifications to the General and Administrative Services Agreement and any extensions of its term are required to be approved by a majority of our directors who are not officers or directors of Intermedia.

  Intermedia has advised us that the fees payable by Digex to Intermedia under the General and Administrative Services Agreement are intended to approximate Intermedia's estimated costs of providing the covered services to Digex. Because it is not practical to obtain quotes for all of these services from third parties, we cannot determine whether, and there can be no assurance that, the terms of the General and Administrative Services Agreement are as favorable to us as would result from an arm's length negotiation with an unrelated third party.

Network Services Agreements

  We have entered into the following agreements with Intermedia, through its wholly-owned subsidiary Business Internet, for a variety of Internet access, network and firewall installation and management services: two Internet transit services agreements and a managed firewall reseller agreement.

  The two Internet transit service agreements provide, among other things, that:

  . we will purchase and Intermedia will provide to us a certain data transit capacity;

  . we will be treated as a most favored customer entitled to rates and fees as low as those granted by Intermedia to any other customer purchasing substantially similar services;

  . the agreements will have an initial term of two years which will be automatically renewed for successive one year periods unless either we or Intermedia elects not to renew by giving 30-days prior notice;

  . Intermedia has made certain service level commitments to us covering both network availability and performance; and

  . if we do not renew the agreements for at least one renewal term, we will be liable to Intermedia for any termination charges assessed against Intermedia by local access providers for the early termination of local access circuits purchased by Intermedia for the provision of services to us.

  We expect to pay Intermedia a total of approximately $7.4 million for Internet transit services during the first year of these agreements.

  The managed firewall reseller agreement provides, among other things, for:

  . certain service level commitments covering both service availability and performance; and

  . continuous access by Intermedia to any equipment owned by Intermedia deployed at any of our facilities.

  Under this agreement, we will pay over to Intermedia all amounts we receive from our customers for these services.

  We believe the terms of the network services agreements are at least as favorable to us as they would be under similar arrangements between Digex and an unrelated third party.

Sale of Telecommunications Related Assets to Intermedia

  We are subject to certain restrictions under the Intermedia indentures, as described under "Risk Factors -- Digex is controlled by Intermedia, which could involve some risks for you as a stockholder--We depend on Intermedia to fund our working capital and operating losses, but Intermedia's ability to fund these needs is limited by its own substantial indebtedness." Due to such restrictions, we will be required to use all of the net proceeds of this offering to purchase Telecommunications Related Assets within 270 days of this offering. We have entered into a letter agreement with Intermedia pursuant to which Intermedia will purchase from us, at our cost, some of the Telecommunications Related Assets purchased with the net proceeds of this offering. Under the letter agreement, Intermedia is expected to pay us for the Telecommunications Related Assets so purchased to the extent necessary out of its funds that are not subject to restrictions under the indentures which we will be able to use for working capital purposes and to fund operating losses. See "Use of Proceeds."

Restructuring Transactions

  In conjunction with this offering, Business Internet has contributed to us the Web hosting business described in this prospectus in exchange for all the shares of our Class B Common Stock.

Relationship with Bear, Stearns & Co. Inc.

  Bear, Stearns & Co. Inc. is serving as joint lead managing underwriter of this offering for Digex. Pierce J. Roberts, Jr., who is currently serving as a Director of Digex, was an employee of Bear, Stearns & Co. Inc. until August 1998. Immediately prior to his departure from Bear, Stearns & Co. Inc., Mr. Roberts served as a Senior Managing Director and head of the Global Telecommunications Group.

  Bear, Stearns & Co. Inc. or its affiliates have provided and may in the future provide investment banking or other financial services to Intermedia, the parent company of Digex, and its affiliates in the ordinary course of business, for which it has received and is expected to receive customary fees and expenses. Bear, Stearns & Co. Inc. has been an initial purchaser for numerous issuances of securities by Intermedia.

                             PRINCIPAL STOCKHOLDERS

  The following table provides information regarding:

  . beneficial ownership of our common stock by each person or entity known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock, as of July 12, 1999;

  . beneficial ownership of our common stock by each of our directors and named executive officers, as of July 12, 1999; and

  . beneficial ownership of our common stock by all of our directors and executive officers as a group, as of July 12, 1999.

                                                                                 Percentage
                                                    Percentage of Class        of Voting Power
                                                    Beneficially Owned         of Common Stock
                                                    ----------------------    -----------------
                                        Number of
                                         Shares
                          Securities  Beneficially   Before        After       Before   After
Beneficial Owner            Owned         Owned     Offering     Offering     Offering Offering
----------------         ------------ ------------- ---------    ---------    -------- --------
Principal Stockholders:
Intermedia                 Class B
Communications Inc.      Common Stock
3625 Queen Palm Drive                 50,000,000(2)      100.0%       100.0%   100.0%     98%
Tampa, Florida 33619
Directors and Executive
 Officers(1):
David C. Ruberg              None          --           --           --         --       --
Mark K. Shull                None          --           --           --         --       --
Nancy G. Faigen              None          --           --           --         --       --
Rebecca Ward                 None          --           --           --         --       --
Bryan T. Gernert             None          --           --           --         --       --
Bradley E. Sparks            None          --           --           --         --       --
Robert B. Patrick            None          --           --           --         --       --
John C. Baker                None          --           --           --         --       --
Philip A. Campbell           None          --           --           --         --       --
George F. Knapp              None          --           --           --         --       --
Pierce J. Roberts, Jr.       None          --           --           --         --       --
All directors and
 executive officers
 as a group (12
 persons)                    None          --           --           --         --       --

--------
(1) Richard A. Jalkut and Jack E. Reich were appointed directors of Digex on July 21, 1999. Neither owns any shares of our common stock.
(2) Gives effect to the 50,000-for-one stock split of our Class B Common Stock to be effected prior to the closing of this offering. These shares are owned by Intermedia through its wholly-owned subsidiary, Business Internet, Inc.

  The following table provides information regarding:

  . those persons or groups known to us to be the beneficial owners of more than five percent of the common stock of our parent, Intermedia;

  . beneficial ownership of common stock of our parent, Intermedia, by each of our directors and named executive officers, as of July 12, 1999; and

  . beneficial ownership of common stock of our parent, Intermedia, by all of our directors and executive officers as a group, as of July 12, 1999.

  The percentage of Intermedia common stock beneficially owned was calculated based on 50,212,682 shares outstanding on July 12, 1999.

                                                                                  Percentage of
                                                                                  Common Stock
                                                                                  Beneficially
                                                                 Number of            Owned
                                                                   Shares       -----------------
                                                                Beneficially     Before   After
Beneficial Owner                           Securities Owned        Owned        Offering Offering
----------------                        ----------------------- ------------    -------- --------
Putnam Investments, Inc.                Intermedia common stock  5,457,330(2)     10.9%    10.9%
 One Post Office Square
 Boston, MA 02109
Massachusetts Financial Services Corp.  Intermedia common stock  5,038,416(3)     10.0%    10.0%
 500 Boylston Street
 Boston, MA 02116
FMR Corp.                               Intermedia common stock  3,614,382(4)      7.2%     7.2%
 82 Devonshire Street
 Boston, MA 02109
Wellington Management Co. LLP           Intermedia common stock  3,539,023(5)      7.0%     7.0%
 75 State Street
 Boston, MA 02109
Franklin Resources Inc.                 Intermedia common stock  2,694,280(6)      5.4%     5.4%
 777 Mariners Island Blvd.
 San Mateo, CA 94404
American Express Co.                    Intermedia common stock  2,502,648(7)      5.0%     5.0%
 200 Vesey Street
 New York, NY 10285
T. Rowe Price and Associates, Inc.      Intermedia common stock  2,457,379(8)      4.9%     4.9%
 100 E. Pratt St.
 Baltimore, MD 21202
Directors and Executive Officers(1):
David C. Ruberg                         Intermedia common stock  1,018,169(9)      2.0%     2.0%
Mark K. Shull                           Intermedia common stock      3,334(10)       *        *
Nancy G. Faigen                         Intermedia common stock     13,333(11)       *        *
Rebecca Ward                            Intermedia common stock      1,667(12)       *        *
Bryan T. Gernert                        Intermedia common stock     29,960(13)       *        *
Bradley E. Sparks                       None                           --           --       --
Robert B. Patrick                       Intermedia common stock      5,663(14)       *        *
John C. Baker                           Intermedia common stock     79,820(15)       *        *
Philip A. Campbell                      Intermedia common stock     26,000(16)       *        *
George F. Knapp                         Intermedia common stock     55,100(17)       *        *
Pierce J. Roberts, Jr.                  Intermedia common stock     47,108(18)       *        *
All directors and executive officers
 as a group (12 persons)                Intermedia common stock  1,281,087(19)     2.6%     2.6%

--------
*Less than 1%

 (1) Richard A. Jalkut and Jack E. Reich were appointed directors of Digex on July 21, 1999. Neither owns shares of Intermedia common stock.
 (2) Based upon information set forth in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 18, 1999.

 (3)Based upon information set forth in a Schedule 13G filed with the Commission on February 11, 1999.

 (4)Based upon information set forth in a Schedule 13G filed with the Commission on February 1, 1999.

 (5) Based upon information set forth in a Schedule 13G filed with the Commission on February 8, 1999.

 (6) Based upon information set forth in a Schedule 13G filed with the Commission on January 27, 1999.

 (7) Based upon information set forth in a Schedule 13G filed with the Commission on January 29, 1999. In such Schedule 13G, American Express reported that it beneficially owned 5.2% of outstanding shares of Intermedia common stock.

 (8) Based upon information set forth in a Schedule 13G filed with the Commission on February 12, 1999. In such Schedule 13G, T. Rowe Price reported that it beneficially owned 5.0% of outstanding shares of Intermedia common stock.

 (9) Includes 139,951 shares of common stock, 204,049 shares subject to certain vesting requirements and 674,169 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 415,831 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(10) Includes 3,334 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 96,666 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(11) Includes 13,333 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 86,667 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(12) Includes 1,667 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 48,333 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(13) Includes 29,960 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 8,388 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(14) Includes 5,663 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 6,481 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(15) Includes 52,190 shares of common stock and 27,630 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 408 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(16) Includes 26,000 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter.

(17) Includes 9,570 shares of common stock and 45,530 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 408 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(18) Includes 5,000 shares of common stock and 42,108 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 179,892 shares subject to options that are not exercisable within 60 days of July 12, 1999.

(19 ) Includes 206,711 shares of common stock, 204,049 shares subject to certain vesting requirements and 870,327 shares subject to options exercisable as of July 12, 1999 or within 60 days thereafter. Excludes 856,141 shares subject to options that are not exercisable within 60 days of July 12, 1999.

                          DESCRIPTION OF CAPITAL STOCK

  Immediately following the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of Class A Common Stock, $.01 par value per share, and 50,000,000 shares of Class B Common Stock, $.01 par value per share. At such time, all authorized shares of our Class B Common Stock will be outstanding and owned by Intermedia through Business Internet, its wholly-owned subsidiary.

  The following summary is qualified by our certificate of incorporation and bylaws, as they will be amended prior to the closing of this offering and which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

  Shares of Class A Common Stock and Class B Common Stock are substantially identical in all respects except that: (1) the holders of Class B Common Stock are entitled to 10 votes per share, and the holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders; and (2) each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder and automatically upon the occurrence of a Conversion Event. A "Conversion Event" is defined as a direct or indirect transfer of beneficial ownership of Class B Common Stock to any person or entity that does not control, is not controlled by and is not under common control with Intermedia.

  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our outstanding shares of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as the board of directors from time to time may determine. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the votes can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and, except as described in the preceding paragraph with respect to Class B Common Stock, is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of Common Stock, and all Common Stock paid for after this offering, is duly and validly issued, and fully paid and nonassessable.

Preferred Stock

  The board of directors is authorized, subject to any limitations prescribed by Delaware law, to issue 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

  The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of Digex. We have no current plan to issue any shares of preferred stock.

Delaware Anti-Takeover Law

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

  . the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

  This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Digex and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our Class A Common Stock is Continental Stock Transfer and Trust Company, located at Two Broadway, New York, New York 10004, with a telephone number of (212) 509-4000.

Listing

  Our Class A Common Stock has been approved for listing on the Nasdaq National Market under the trading symbol "DIGX."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding an aggregate of 10,000,000 shares of our Class A Common Stock, assuming no exercise of the underwriters' over-allotment option, and 50,000,000 shares of Class B Common Stock. All shares of Class B Common Stock are convertible into shares of our Class A Common Stock, on a one-for-one basis, at any time at the option of the holder or upon a direct or indirect transfer to any person or entity not affiliated with Intermedia. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The 50,000,000 shares of Class B Common Stock, and the shares of Class A Common Stock into which they are convertible, held by Intermedia are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Some of our shares are also subject to contractual restrictions described below. Sales of restricted securities in the public market, or the availability of such shares for sale, could adversely affect the price of our Class A Common Stock.

Lock-Up Agreements

  All of our officers, directors and stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Class A Common Stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Bear, Stearns & Co. Inc.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our Class A Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of Class A Common Stock then outstanding, which will equal approximately 100,000 shares immediately after this offering; or

  . the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

  In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Stock Options

  The Digex Long-Term Incentive Plan was adopted on July 23, 1999. On the effective date of this prospectus, we filed a registration statement under the Securities Act covering 9,000,000 shares of Class A Common Stock that are reserved for issuance under this Plan. Such registration statement became effective on the effective date of this prospectus. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire. As of the date hereof, we have granted options to purchase 4,928,100 shares under the Digex Long-Term Incentive Plan.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, CIBC World Markets Corp., Legg Mason Wood Walker, Incorporated and DLJdirect Inc., the underwriters have severally agreed to purchase from us the following respective numbers of shares of Class A Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                      Number of
        Underwriter:                                                    Shares
        ------------                                                  ----------
      Bear, Stearns & Co. Inc. ......................................  2,205,000
      Donaldson, Lufkin & Jenrette Securities Corporation............  2,205,000
      CIBC World Markets Corp. ......................................    945,000
      Legg Mason Wood Walker, Incorporated...........................    945,000
      DLJdirect Inc..................................................    300,000
      Banc of America Securities LLC.................................    200,000
      BancBoston Robertson Stephens Inc. ............................    200,000
      Deutsche Bank Securities Inc. .................................    200,000
      Goldman, Sachs & Co. ..........................................    200,000
      Hambrecht & Quist LLC..........................................    200,000
      ING Barings Furman Selz LLC....................................    200,000
      Lehman Brothers Inc. ..........................................    200,000
      PaineWebber Incorporated.......................................    200,000
      Salomon Smith Barney Inc. .....................................    200,000
      SG Cowen Securities Corporation................................    200,000
      Wasserstein Perella Securities, Inc. ..........................    200,000
      Thomas Weisel Partners LLC.....................................    200,000
      Aegis Capital Corp. ...........................................    100,000
      Brean Murray & Co., Inc. ......................................    100,000
      Chatsworth Securities LLC......................................    100,000
      Dain Rauscher Wessels..........................................    100,000
      Ferris, Baker Watts, Inc. .....................................    100,000
      Friedman, Billings, Ramsey & Co., Inc. ........................    100,000
      JWGenesis Capital Markets, LLC.................................    100,000
      Kaufman Bros., L.P. ...........................................    100,000
      Ladenburg Thalmann & Co. Inc. .................................    100,000
      Volpe Brown Whelan & Company, LLC..............................    100,000
                                                                      ----------
        Total........................................................ 10,000,000
                                                                      ==========

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a "comfort letter" from our accountants, the listing of the Class A Common Stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

  We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 1,500,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

  The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not in excess of $0.72 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share on sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of the Class A Common Stock.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share....................................... $      1.19  $      1.19
      Total........................................... $11,900,000  $13,685,000

  At our request, the underwriters have reserved for sale at the initial public offering price up to 300,000 shares of our Class A Common Stock to be sold in this offering for sale to certain persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

  DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a managing underwriter, is making a prospectus in electronic format available on its Internet Web site. The underwriters have agreed to allocate a limited number of shares to DLJdirect for sale to its qualified brokerage account holders. Other than the prospectus in electronic format, the information on such Web site is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

  We have agreed that for a period of 180 days after the date of this prospectus, we will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose (or announce any of the foregoing) of any shares of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock, except for the shares offered by this prospectus, shares and options to purchase shares under our 1999 Long-Term Incentive Plan and shares in connection with strategic relationships and acquisitions of businesses, technologies and products complementary to ours, so long as recipients, including transferees and assigns, of these shares agree to be bound by lock-up agreements to remain in effect until the 180th day from the date of this prospectus.

  In order to facilitate the offering of the Class A Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Stock. Specifically, the underwriters may over-allot shares of the Class A Common Stock in connection with this offering, thereby creating a short position in the Class A Common Stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the Class A Common Stock, the underwriters may bid for, and purchase, shares of the Class A Common Stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

  Our Class A Common Stock has been approved for listing on the NASDAQ National Market under the symbol "DIGX".

  Prior to this offering, there has been no public market for our Class A Common Stock. Consequently, the initial public offering price for our Class A Common Stock was determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price were:

  . prevailing market conditions;

  . our results of operations in recent periods;

  . the present stage of our development;

  . the market capitalizations and stages of development of generally comparable companies; and

  . estimates of our business potential.

  Bear, Stearns & Co. Inc. or its affiliates have provided and may in the future provide investment banking or other financial services to Intermedia, the parent company of Digex, and its affiliates in the ordinary course of business, for which it has received and is expected to receive customary fees and expenses. To date, Bear, Stearns & Co. Inc. has been an initial purchaser for numerous issuances of securities by Intermedia.

                                 LEGAL MATTERS

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by Kronish Lieb Weiner & Hellman LLP, New York, New York. Ralph J. Sutcliffe, a partner of Kronish Lieb Weiner & Hellman LLP, beneficially owns 11,490 shares of common stock of Intermedia and owns a warrant to purchase 200,000 shares of such common stock at an exercise price of $20.75 per share. Intermedia is Digex's parent entity and will own approximately 98% of the voting power of our outstanding common stock when this offering is completed. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements (and schedule) at December 31, 1997 and 1998, and for the year ended December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, as set forth in their report. We have included our financial statements (and schedule) in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  This prospectus is part of a registration statement on Form S-1 under the Securities Act that we filed with the Securities and Exchange Commission with respect to the shares of Class A Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. For further information about us and the Class A Common Stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedule filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits and schedule filed therewith may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about its public reference room. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the site is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the Commission are available on this site.

                         Index to Financial Statements

                                                                           Page
                                                                           ----
Report of Independent Auditors--The Company............................... F-2
Report of Independent Auditors--Predecessor............................... F-3
Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999........ F-4
Statements of Operations for the Year Ended December 31, 1996, and the
 Period from January 1, 1997 to July 6, 1997, and the Period from July 7,
 1997 (Date of Acquisition) to December 31, 1997, and the Year Ended
 December 31, 1998, and the Three Months Ended March 31, 1998 and 1999.... F-5
Statements of Changes in Owner's Equity (Deficit) for the Year Ended
 December 31, 1996, and the Period from January 1, 1997 to July 6, 1997, and the Period from July 7, 1997 (Date of Acquisition) to December 31,
 1997, and the Year Ended December 31, 1998, and the Three Months Ended
 March 31, 1999........................................................... F-6
Statements of Cash Flows for the Year Ended December 31, 1996, and the
 Period from January 1, 1997 to July 6, 1997, and the Period from July 7,
 1997 (Date of Acquisition) to December 31, 1997, and the Year Ended
 December 31, 1998, and the Three Months Ended March 31, 1998 and 1999.... F-7
Notes to Financial Statements............................................. F-8

                         Report of Independent Auditors

The Board of Directors and Stockholders
Digex, Incorporated

  We have audited the accompanying balance sheets of Digex, Incorporated (formerly the Web site hosting unit of Business Internet, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, changes in owner's equity and cash flows for the period from July 7, 1997 (date of acquisition) to December 31, 1997, and the year ended December 31, 1998. Our audits included the financial statement schedule listed in the index at Item 16(b). These financial statements and this schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digex, Incorporated at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from July 7, 1997 (date of acquisition) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Tampa, Florida
April 23, 1999

                         Report of Independent Auditors

The Board of Directors and Stockholders
Digex, Incorporated

  We have audited the accompanying statements of operations, changes in owner's equity, and cash flows of the Web site hosting unit of Business Internet, Inc. for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997. Our audits included the financial statement schedule listed in the index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Web site hosting unit of Business Internet, Inc. for the year ended December 31, 1996 and the period from January 1, 1997 to July 6, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Tampa, Florida
April 23, 1999

                              DIGEX, INCORPORATED

                                 BALANCE SHEETS

                             (Amounts in thousands)

                                                                     March 31,
                                         December 31,                  1999
                                        ---------------  March 31,   Pro Forma
                                         1997    1998      1999      (Note 10)
                                        ------- ------- ----------- -----------
                                                        (unaudited) (unaudited)
Assets
Current assets:
  Accounts receivable, net of
   allowances of $369 in
   1997 and $719 in 1998 and $740 in
   1999................................ $ 2,059 $ 6,127  $  8,162    $  8,162
  Prepaid expenses and other current
   assets..............................     340     890     1,073       1,266
                                        ------- -------  --------    --------
Total current assets...................   2,399   7,017     9,235       9,428
Property and equipment, net............  12,930  39,059    67,488      67,488
Intangible assets, net.................  34,364  31,204    30,206      30,206
Other assets...........................     --      459       464         464
                                        ------- -------  --------    --------
Total assets........................... $49,693 $77,739  $107,393    $107,586
                                        ======= =======  ========    ========
Liabilities and owner's equity
Current liabilities:
  Accounts payable..................... $   486 $ 3,341  $  1,977    $    --
  Accrued compensation and other.......     920     843       699         --
  Deferred revenue.....................      96     621       597         --
  Accrued line costs...................     525      --       --          --
  Current portion of capital lease
   obligations.........................     723     981       965         --
                                        ------- -------  --------    --------
Total current liabilities..............   2,750   5,786     4,238         --
Capital lease obligations..............   1,257   1,108       868         --
Deferred tax liability.................     159     --        --        5,032
                                        ------- -------  --------    --------
Total liabilities......................   4,166   6,894     5,106       5,032
Owner's equity (see Note 1):
  Class A common stock, $.01 par value;
   100,000 shares
   assumed authorized; none assumed
   issued and outstanding for pro forma
   purposes............................     --      --        --          --
  Class B common stock, $.01 par value;
   50,000 shares
   assumed authorized; 50,000 shares
   assumed issued and outstanding for
   pro forma purposes..................     --      --        --          500
  Additional paid-in capital...........     --      --        --      102,054
  Accumulated deficit..................     --      --        --          --
  Owner's net investment...............  45,527  70,845   102,287         --
                                        ------- -------  --------    --------
Total owner's equity...................  45,527  70,845   102,287     102,554
                                        ------- -------  --------    --------
Total liabilities and owner's equity... $49,693 $77,739  $107,393    $107,586
                                        ======= =======  ========    ========

                            See accompanying notes.

                              DIGEX, INCORPORATED

                            STATEMENTS OF OPERATIONS

              (Amounts in thousands, except pro forma share data)

                                  Predecessor                              The Company
                          ---------------------------- ----------------------------------------------------
                                                         Period from
                                                        July 7, 1997
                                                          (date of                    Three months ended
                           Year ended    Period from   acquisition) to  Year ended         March 31,
                          December 31, January 1, 1997  December 31,   December 31, -----------------------
                              1996     to July 6, 1997      1997           1998        1998        1999
                          ------------ --------------- --------------- ------------ ----------- -----------
                                                                                    (unaudited) (unaudited)
Revenues................    $ 2,803        $ 4,420        $  7,192       $ 22,635     $ 3,869     $ 9,392
Costs and expenses:
  Cost of operations....      2,002          4,149           1,739          6,710         887       1,652
  Cost of services......        684          1,817           1,611          7,044       1,107       3,952
  Selling, general and
   administrative.......      3,194          7,001           6,087         17,512       3,637       8,069
  Depreciation and
   amortization.........        591            519           2,753          8,109       2,027       4,314
  Charge off of
   purchased in-process
   research and
   development..........        --             --           15,000            --          --          --
                            -------        -------        --------       --------     -------     -------
Total costs and
 expenses...............      6,471         13,486          27,190         39,375       7,658      17,987
                            -------        -------        --------       --------     -------     -------
Loss before income
 taxes..................     (3,668)        (9,066)        (19,998)       (16,740)     (3,789)     (8,595)
Income tax benefit......        --             --            1,440            159         --          --
                            -------        -------        --------       --------     -------     -------
Net loss................    $(3,668)       $(9,066)       $(18,558)      $(16,581)    $(3,789)    $(8,595)
                            =======        =======        ========       ========     =======     =======
Pro forma net loss per
 common share:
  Basic.................                                  $  (0.37)      $  (0.33)    $ (0.08)    $ (0.17)
                                                          ========       ========     =======     =======
  Diluted...............                                  $  (0.37)      $  (0.33)    $ (0.08)    $ (0.17)
                                                          ========       ========     =======     =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                    50,000         50,000      50,000      50,000
                                                          ========       ========     =======     =======



                            See accompanying notes.

                              DIGEX, INCORPORATED

               STATEMENTS OF CHANGES IN OWNER'S EQUITY (DEFICIT)

                             (Amounts in thousands)

                                 Common Stock
                          ---------------------------                       Owner's
                             Class A       Class B    Additional Retained     Net
                          ------------- -------------  Paid-In   Earnings  Investment
                          Shares Amount Shares Amount  Capital   (Deficit) (Deficit)    Total
                          ------ ------ ------ ------ ---------- --------  ---------- ---------
PREDECESSOR
Balance at January 1,
 1996...................    --   $ --      --  $ --    $    --    $ --      $    --   $     --
Total allocated costs...    --     --      --    --         --      --         3,177      3,177
Funding for working
 capital................    --     --      --    --         --      --          (612)      (612)
Funding for purchases of
 property, plant and
 equipment..............    --     --      --    --         --      --         1,445      1,445
Net loss................    --     --      --    --         --      --        (3,668)    (3,668)
                           ----  -----  ------ -----   --------   -----     --------  ---------
Balance at December 31,
 1996...................    --     --      --    --         --      --           342        342
Stock options
 exercised..............    --     --      --    --         --      --           550        550
Total allocated costs...    --     --      --    --         --      --         6,105      6,105
Funding for working
 capital................    --     --      --    --         --      --           517        517
Funding for purchases of
 property, plant and
 equipment..............    --     --      --    --         --      --         1,004      1,004
Net loss................    --     --      --    --         --      --        (9,066)    (9,066)
                           ----  -----  ------ -----   --------   -----     --------  ---------
Balance at July 6,
 1997...................    --   $ --      --  $ --    $    --    $ --      $   (548) $    (548)
                           ====  =====  ====== =====   ========   =====     ========  =========
THE COMPANY
Balance at July 7,
 1997...................    --   $ --      --  $ --    $    --    $ --      $    --   $     --
Contribution from Parent
 for Acquisition........    --     --      --    --         --      --        47,221     47,221
Total allocated costs...    --     --      --    --         --      --         2,698      2,698
Funding for working
 capital................    --     --      --    --         --      --         6,150      6,150
Funding for purchases of
 property, plant and
 equipment..............    --     --      --    --         --      --         8,016      8,016
Net loss................    --     --      --    --         --      --       (18,558)   (18,558)
                           ----  -----  ------ -----   --------   -----     --------  ---------
Balance at December 31,
 1997...................    --     --      --    --         --      --        45,527     45,527
Total allocated costs...    --     --      --    --         --      --        10,018     10,018
Funding for working
 capital................    --     --      --    --         --      --           912        912
Funding for purchases of
 property, plant and
 equipment..............    --     --      --    --         --      --        30,969     30,969
Net loss................    --     --      --    --         --      --       (16,581)   (16,581)
                           ----  -----  ------ -----   --------   -----     --------  ---------
Balance at December 31,
 1998...................    --     --      --    --         --      --        70,845     70,845
Total allocated costs...    --     --      --    --         --      --         3,541      3,541
Funding for working
 capital................    --     --      --    --         --      --         4,495      4,495
Funding for purchases of
 property, plant and
 equipment..............    --     --      --    --         --      --        32,001     32,001
Net loss................    --     --      --    --         --      --        (8,595)    (8,595)
                           ----  -----  ------ -----   --------   -----     --------  ---------
Balance at March 31,
 1999 (unaudited).......    --     --      --    --         --      --       102,287    102,287
Recapitalization........    --     --   50,000   500    102,054     --      (102,287)       267
                           ----  -----  ------ -----   --------   -----     --------  ---------
Pro forma balance at
 March 31, 1999
 (unaudited)............    --   $ --   50,000 $ 500   $102,054   $ --      $    --   $ 102,554
                           ====  =====  ====== =====   ========   =====     ========  =========


                            See accompanying notes.

                              DIGEX, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)

                                                            Predecessor
                                                    ----------------------------
                                                     Year ended    Period from
                                                    December 31, January 1, 1997
                                                        1996     to July 6, 1997
                                                    ------------ ---------------
Operating activities
Net loss.................................             $(3,668)       $(9,066)
Adjustments to reconcile net loss to cash
 flows used in operating activities:
 Deferred income taxes...................                 --             --
 Depreciation and amortization...........                 591            519
 Provision for doubtful accounts.........                  41            352
 Charge off of purchased in-process
  research and development ..............                 --             --
 Changes in operating assets and
  liabilities net of the effects of the
  acquisition:
   Accounts receivable...................                (594)          (890)
   Prepaid expenses and
    other current assets.................                 (21)           (54)
   Other assets..........................                 --             --
   Accounts payable and
    accrued liabilities..................               1,086          1,967
                                                      -------        -------
Net cash used in operating activities....              (2,565)        (7,172)
Investing activities
Acquisition of business..................                 --             --
Purchases of property and equipment......              (1,445)        (1,004)
                                                      -------        -------
Net cash used in investing activities....              (1,445)        (1,004)
Financing activities
Payments on capital leases...............                 --             --
Exercise of stock options................                 --             550
Net contributions from Parent............               4,010          7,626
                                                      -------        -------
Net cash provided by financing
 activities..............................               4,010          8,176
Cash at beginning of the year............                 --             --
                                                      -------        -------
Cash at end of year......................             $   --         $   --
                                                      =======        =======
Supplemental disclosure of cash flow
 information
Noncash investing and financing
 activities:
 Equipment acquired under capital
  leases.................................             $ 2,840        $   829
--------------------------------------------------
                                                      =======        =======
                                                                        The Company
                                                    ----------------------------------------------------
                                                                                   Three months ended
                                                                                        March 31,
                                                                                 -----------------------
                                                      Period from
                                                     July 7, 1997
                                                       (date of
                                                    acquisition) to  Year ended
                                                     December 31,   December 31,
                                                         1997           1998        1998        1999
                                                    --------------- ------------ ----------- -----------
                                                                                 (unaudited) (unaudited)
Operating activities
Net loss.................................              $(18,558)      $(16,581)    $(3,789)    $(8,595)
Adjustments to reconcile net loss to cash
 flows used in operating activities:
 Deferred income taxes...................                (1,440)          (159)        --          --
 Depreciation and amortization...........                 2,753          8,109       2,027       4,314
 Provision for doubtful accounts.........                   498          1,491         150         253
 Charge off of purchased in-process
  research and development ..............                15,000            --          --          --
 Changes in operating assets and
  liabilities net of the effects of the
  acquisition:
   Accounts receivable...................                (1,466)        (5,559)       (810)     (2,288)
   Prepaid expenses and
    other current assets.................                  (265)          (550)        (70)       (183)
   Other assets..........................                   --            (459)        --           (5)
   Accounts payable and
    accrued liabilities..................                (2,601)         2,778        (185)     (1,532)
                                                    --------------- ------------ ----------- -----------
Net cash used in operating activities....                (6,079)       (10,930)     (2,677)     (8,036)
Investing activities
Acquisition of business..................               (47,221)           --          --          --
Purchases of property and equipment......                (8,016)       (30,969)     (2,401)    (32,001)
                                                    --------------- ------------ ----------- -----------
Net cash used in investing activities....               (55,237)       (30,969)     (2,401)    (32,001)
Financing activities
Payments on capital leases...............                (2,769)           --          --          --
Exercise of stock options................                   --             --          --          --
Net contributions from Parent............                64,085         41,899       5,078      40,037
                                                    --------------- ------------ ----------- -----------
Net cash provided by financing
 activities..............................                61,316         41,899       5,078      40,037
Cash at beginning of the year............                   --             --          --          --
                                                    --------------- ------------ ----------- -----------
Cash at end of year......................              $    --        $    --      $   --      $   --
                                                    =============== ============ =========== ===========
Supplemental disclosure of cash flow
 information
Noncash investing and financing
 activities:
 Equipment acquired under capital
  leases.................................              $    846       $    958     $   271     $   --
--------------------------------------------------
                                                    =============== ============ =========== ===========

                            See accompanying notes.

                              DIGEX, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                  (In thousands, except per share information)

1. Organization, Basis of Presentation and Significant Accounting Policies


Organization

  Digex, Incorporated (the "Company") was incorporated on April 26, 1999, under the laws of the State of Delaware. The Company's business was operated as the Web site hosting unit of Intermedia Communications Inc. ("Intermedia" or the "Parent Company") since its acquisition by Intermedia on July 7, 1997. On that date, Intermedia acquired Business Internet, Inc. (previously known as DIGEX, Incorporated), including the Web site hosting unit (the "Predecessor"), in a business combination accounted for as a purchase. The Web site hosting unit presented in the accompanying financial statements had no legal status or existence prior to the incorporation of the Company on April 26, 1999. The financial statements of the legal Registrant have been omitted because the Registrant did not commence operations until May 1, 1999. Prior to April 30, 1999, the Registrant had no assets or liabilities. See also Note 10, which discloses the contribution of assets on April 30, 1999 by Business Internet, Inc. to the Registrant.

  The Company's operations began in January 1996 to provide complex Web hosting services, principally to Fortune 2000 companies. The Company's services include implementing and maintaining secure, scaleable, high-performance Web sites on the Internet 24 hours a day. In addition, the Company provides a comprehensive suite of Web management services, including business process solutions and value-added testing services directed toward improving its customers' overall Internet performance.

Basis of Presentation

  The accompanying financial statements of the Company reflect the carved-out operations and financial position of the Web site hosting unit of Intermedia for all periods since July 7, 1997. The accompanying financial statements of the Predecessor reflect its operations and financial position from inception, January 1, 1996, to July 6, 1997. As more fully discussed in Note 2, "Related Party Transactions and Corporate Allocations," the financial statements for all periods presented include allocations of network costs and corporate expenses. In addition, for financial reporting purposes, the equity activity of the Company, prior to its incorporation, and the Predecessor has been accumulated into a single disclosure caption entitled "Owner's Net Investment."

  The Company does not expect to generate positive cash flow from its operations for several years. As a result, the Company intends to seek funding from external sources. Management of the Company and of Intermedia believe that the proceeds of the offering described in Note 12 will be sufficient to meet the Company's projected cash needs into the second half of 2000. In the event the contemplated offering does not close, Intermedia, as the Company's indirect parent, will fund the Company's cash requirements for a period of at least one year. If the proceeds from the contemplated offering are ultimately less than currently anticipated, management believes the Company can curtail operating and capital outlays at levels sufficient to support the Company's current operations. Intermedia will continue to fund the operating and capital requirements of the Company until consummation of the offering.

Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

1. Organization, Basis of Presentation and Significant Accounting Policies (Continued)

 Revenue Recognition and Accounts Receivable

  Revenues principally consist of installation fees and monthly service fees charged to customers under contracts having terms that typically range from one to three years. Installation fees are recognized upon the customer-approved completion of the Web site installation. Monthly service fees are recognized in the month the service is rendered over the contract period. Certain customer payments for Web site management services received in advance of service delivery are deferred until the service is performed. Additional services are recognized in the month the services are performed.

  The Company's accounts receivable are financial instruments that expose the Company to credit risk, as defined by Statement of Financial Accounting Standards No. 105, Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk. Accounts receivable are due from commercial entities to whom credit is extended based on evaluation of the customer's financial condition, and generally collateral is not required. Anticipated credit losses are provided for in the financial statements and have been within management's expectations for all periods presented.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of the property and equipment, generally five years for equipment and up to fifteen years for leasehold improvements. Equipment acquired under capital leases is amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the asset, generally five years. The cost of license agreements with software vendors is amortized over five years.

 Intangible Assets

  Intangible assets include assets that arose in connection with the purchase of Business Internet by Intermedia. Identifiable intangible assets arising from the purchase are stated at cost and consist of trade name, customer lists, acquired workforce, developed technology and goodwill. Amortization of these assets is computed using the straight-line method over the estimated periods of benefit, generally five years for developed technologies and ten years for all other intangible assets.

 Impairment of Long-Lived Assets

  In accordance with Statement on Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment indicator is considered present. If the carrying value exceeds the future cash flow, an impairment indicator is considered present. Such impairment would be measured and recognized using a discounted cash flow method.

 Financial Instruments

  The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair values.

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

1. Organization, Basis of Presentation and Significant Accounting Policies (Continued)

 Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense amounted to $515, $2,016, $2,076, $2,544, $764 and $1,353 for the year ended
December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, respectively.

 Stock-Based Compensation

  The Company's employees participated in the stock option plans of Intermedia. The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, because the alternative fair value accounting model provided under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), is not required. Accordingly, in cases where exercise prices equal or exceed fair market value of the underlying Intermedia common stock, the Company recognizes no compensation expense. In cases where exercise prices are less than the fair value, compensation is recognized over the period of performance or vesting period.

 Income Taxes

  The operations of the Company and of the Predecessor were included in the consolidated income tax returns of Intermedia and Business Internet, respectively. For reporting purposes, the Company has used the asset and liability method in accounting for income taxes, prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, except that the presentation reflects the parent companies as if they were the taxing jurisdictions. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The income tax provision is calculated on a separate return basis.

 Comprehensive Income

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This standard requires that total comprehensive income (loss) be disclosed with equal prominence as net income. Comprehensive income is defined as changes in stockholder's equity exclusive of transactions with owners, such as capital contributions and dividends. The Company and the Predecessor adopted this Standard in 1998 and implemented the Standard for all years presented herein. The Company's and Predecessor's comprehensive losses were equal to net losses for all periods presented.

 Segment Reporting

  The Company and the Predecessor operated during all periods in a single segment when applying the management approach defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

 Pro Forma Earnings (Loss) Per Share

  Pro forma basic and diluted net loss per share of the Company has been calculated using the weighted average common shares and dilutive equivalent shares issued in connection with the Company's recapitalization as adjusted for a 50,000-for-one stock split of Class B Common Stock to be effected prior to the closing of the proposed public offering described in Note 12. These shares are presumed outstanding for all periods of the Company presented.

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

2. Related Party Transactions and Corporate Allocations

  The Predecessor and the Company utilized the central cash management systems of Business Internet and Intermedia, respectively. Cash requirements during these periods were satisfied by cash transactions and transfers that were accounted for through an intercompany account. In addition, the parent companies charged the Company for identifiable corporate and operating expenses, such as network cost and corporate overhead cost. Intercompany account balances for all periods presented have been treated as permanent contributions and have been reflected as a component of owner's net investment in the accompanying financial statements.

  The following table summarizes corporate charges and allocations included in the accompanying financial statements:

                                                          Predecessor                          The Company
                                                    ----------------------- -------------------------------------------------
                                                                            July 7, 1997
                                                                              (date of
                                                                 January 1, acquisition)                Three months ended
                                                     Year ended   1997 to        to       Year ended         March 31,
                                                    December 31,  July 6,   December 31, December 31, -----------------------
         Statement of Operations Caption                1996        1997        1997         1998        1998        1999
-------------------------------------------------   ------------ ---------- ------------ ------------ ----------- -----------
                                                                                                      (unaudited) (unaudited)
Cost of operations...............................      $1,947      $4,001      $1,624      $ 6,494      $  881      $1,424
Cost of services.................................         189         344         103        1,320         171         494
Selling, general and administrative..............       1,041       1,760         971        2,204         442       1,623
                                                       ------      ------      ------      -------      ------      ------
                                                       $3,177      $6,105      $2,698      $10,018      $1,494      $3,541
--------------------------------------------------
                                                       ======      ======      ======      =======      ======      ======

  Management believes that the allocation methodology applied is reasonable. However, it was not practicable to determine whether the allocated amounts represent amounts that would have been incurred on a standalone basis. Explanations of the composition and the method of allocation for the above captions are as follows:

Cost of Operations

  Allocated costs within this caption were the costs of telecommunications backbone circuits. These costs were allocated to the Company based upon estimated circuit usage and rate information.

Cost of Services

  Allocated costs within this caption were the costs associated with two data centers (maintenance, utilities and support and employment costs for network engineering and support, and certain other overhead). These costs were allocated based upon the employee base.

Selling, General and Administrative

  Allocated costs within this caption were the costs of human resources, information systems services, accounting and back office support, executive salaries and other general and administrative costs, including rent. All costs except accounting and back office support were allocated based upon the employee base. Accounting and back office support were allocated based upon the relative percentage of monthly recurring revenues.

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

3. Property and Equipment

  Property and equipment consisted of the following:

                                                December 31,
                                               ----------------   March 31
                                                1997     1998       1999
                                               -------  -------  ----------- ---
                                                                 (unaudited)
   Electronics and computer equipment......... $12,163  $36,245    $50,267
   Computer software..........................   1,594    8,153     11,714
   Furniture and office equipment.............     121      297        475
   Leasehold improvements.....................     227      488     14,472
                                               -------  -------    -------
                                                14,105   45,183     76,928
   Less accumulated depreciation..............  (1,175)  (6,124)    (9,440)
                                               -------  -------    -------
                                               $12,930  $39,059    $67,488
                                               =======  =======    =======

  Property and equipment included electronics and computer equipment of $2,051, $3,009 and $3,009 at December 31, 1997 and 1998, and March 31, 1999,
respectively, that were capitalized pursuant to the terms of capital lease agreements. Amortization of these assets is included in depreciation expense for the years ended December 31, 1997 and 1998, and the three months ended
March 31, 1998 and 1999.

  Depreciation expense amounted to $591 for the year ended December 31, 1996, $519 for the period from January 1, 1997 to July 6, 1997, $1,175 for the period from July 7, 1997 to December 31, 1997, $4,949 for the year ended December 31,
1998, $1,238 for the three months ended March 31, 1998, and $3,316 for the three months ended March 31, 1999.

4. Intangible Assets

  Intangible assets consisted of the following:

                                                December 31,
                                               ----------------   March 31
                                                1997     1998       1999
                                               -------  -------  ----------- ---
                                                                 (unaudited)
   Goodwill................................... $19,099  $19,099    $19,099
   Trade name.................................   9,750    9,750      9,750
   Customer list..............................   3,120    3,120      3,120
   Developed technologies.....................   2,720    2,720      2,720
   Acquired workforce.........................   1,253    1,253      1,253
                                               -------  -------    -------
                                                35,942   35,942     35,942
   Less accumulated amortization..............  (1,578)  (4,738)    (5,736)
                                               -------  -------    -------
                                               $34,364  $31,204    $30,206
                                               =======  =======    =======

  Amortization expense amounted to $1,578 for the period from July 7, 1997 to December 31, 1997, $3,160 for the year ended December 31, 1998, $789 for the three months ended March 31 1998, and $998 for the three months ended March 31, 1999. At the date of acquisition, the trade name was valued at $11,000. The Company and another operating unit of Intermedia shared the value of this trade name during the period from July 7, 1997 through December 31, 1998.

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)


5. Stock-Based Compensation Arrangements

  Under the provisions of the Intermedia 1996 Long-Term Incentive Plan (1996
Plan), certain employees and directors of the Company have been granted options to buy shares of Intermedia common stock, generally at market value with terms of five to ten years. Under the provisions of Business Internet's equity participation plan, employees were awarded stock options, generally at market value with terms of five years. Options in Business Internet that were held by employees of the Predecessor were converted into 456,632 Intermedia options upon the purchase of Business Internet, applying the same terms and conditions as existed under the Business Internet Equity Participation Plan.

  The following table summarizes the stock option activity related to employees of the Predecessor and of the Company:

                                                          Number
                                                            of     Per Share
                                                          Shares  Option Price
                                                          ------- ------------
     Outstanding Business Internet options at January 1,
      1996...............................................     --  $        --
       Granted........................................... 483,535    0.13-5.19
       Exercised.........................................     --           --
       Canceled..........................................   1,102         0.13
                                                          -------
     Outstanding Business Internet options at December
      31, 1996........................................... 482,433    0.13-5.19
       Granted........................................... 478,451    1.50-5.12
       Exercised.........................................   4,778    0.13-5.00
       Canceled..........................................   3,326    0.13-5.00
                                                          ------- ------------
     Outstanding Business Internet options at July 6,
      1997............................................... 952,780    0.13-5.19
                                                          ======= ============
     Outstanding Intermedia options at July 7, 1997...... 456,632   0.26-10.82
       Granted...........................................     --           --
       Exercised.........................................  95,364   0.26-10.82
       Canceled..........................................   1,280   8.99-10.82
                                                          ------- ------------
     Outstanding Intermedia options at December 31,
      1997............................................... 359,988   0.26-10.82
       Granted........................................... 130,900  16.38-37.00
       Exercised.........................................  87,521   0.26-10.82
       Canceled.......................................... 183,187   0.26-37.00
                                                          ------- ------------
     Outstanding Intermedia options at December 31,
      1998............................................... 220,180 $ 0.26-37.00
                                                          ======= ============

  The above stock options are not convertible into common stock of the Company.

  Pro forma net loss and net loss per share, assuming that the Predecessor and Digex have applied the fair value model (Black-Scholes Pricing Model) required by SFAS 123, is as follows:

                                     Predecessor              The Company
                               ----------------------- -------------------------
                                            January 1, July 7, 1997
                                Year ended   1997 to        to       Year ended
                               December 31,  July 6,   December 31, December 31,
                                   1996        1997        1997         1998
                               ------------ ---------- ------------ ------------
Net loss......................   $(4,395)    $(9,645)    $(18,558)    $(16,828)
Net loss per share............       --          --      $  (0.37)    $  (0.34)

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

5. Stock-Based Compensation Arrangements (Continued)

  The following table summarizes the significant assumptions used in developing the pro forma information:

                               Predecessor                  The Company
                         ----------------------- --------------------------
                                      January 1,   July 7,
                          Year ended   1997 to     1997 to     Year ended
                         December 31,  July 6,   December 31, December 31,
                             1996        1997        1997         1998
                         ------------ ---------- ------------ ------------
Risk-free interest
 rate...................       6.1%        6.1%        6.1%         5.4%
Volatility factor.......      58.0%       58.0%       58.0%        53.0%
Dividend yield..........       --          --          --           --
Weighted average life...   5 years     5 years     5 years      5 years


  The following table summarizes the weighted average exercise prices of option activity:

                                                                        Predecessor                  The Company
                                                                  ----------------------- --------------------------
                                                                               January 1,   July 7,
                                                                   Year ended   1997 to     1997 to     Year ended
                                                                  December 31,  July 6,   December 31, December 31,
                                                                      1996        1997        1997         1998
                                                                  ------------ ---------- ------------ ------------
Balance at beginning of period...................................    $0.13       $6.28       $5.83        $ 5.83
  Granted........................................................     3.07        5.36         --          26.69
  Exercised......................................................      --         7.45        5.28          6.94
  Canceled.......................................................     0.13        8.29       10.02          6.73
                                                                     -----       -----       -----        ------
Balance at end of period.........................................    $3.01       $5.83       $5.83        $20.60

  As of December 31, 1998, the weighted average exercise price of exercisable options was $10.20. Outstanding options as of December 31, 1998 were not convertible into shares of the Company and had a weighted average remaining contractual life of 7.4 years. The per share weighted average fair value of options granted during the year ended December 31, 1996, the period from January 1, 1997 to July 6, 1997, the period from July 7, 1997 to December 31, 1997 and the year ended December 31, 1998 were $1.72, $1.44, $0 and $14.84.

  The Company's income tax benefit for the period from July 7, 1997 to December 31, 1997 and the year ended December 31, 1998 are comprised of the following:

                                               Period from
                                               July 7, 1997
                                                    to       Year ended
                                               December 31, December 31,
                                                   1997         1998
                                               ------------ ------------
Current.......................................    $  --         $--
Deferred:
  Federal.....................................     1,306         144
  State.......................................       134          15
                                                  ------        ----
                                                  $1,440        $159
                                                  ======        ====

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

6. Income Tax Information

  The following table reconciles the assumed statutory tax rate with the effective rate of the Predecessor and the Company:

                                                          Predecessor              The Company
                                                    ----------------------- -------------------------
                                                                   Period
                                                                    from    Period from
                                                                 January 1, July 7, 1997
                                                     Year ended   1997 to        to       Year ended
                                                    December 31,  July 6,   December 31, December 31,
                                                        1996        1997        1997         1998
                                                    ------------ ---------- ------------ ------------
Tax benefit at statutory rate.....................     (34.0)%     (34.0)%     (34.0)%      (34.0)%
Reconciling items:
  State income taxes, net.........................      (3.5)%      (3.5)%      (0.7)%       (3.1)%
  Charge off of purchased in-process research and
   development....................................       --          --         25.5 %        --
  Change in valuation allowance...................      37.0 %      37.1 %       0.0 %       32.0 %
  Other items.....................................       0.5 %       0.4 %       2.0 %        4.1 %
                                                       -----       -----       -----        -----     --- ---
Effective tax rate................................       --  %       --  %      (7.2) %      (1.0)%
--------------------------------------------------
                                                       =====       =====       =====        =====     === ===

  At December 31, 1997 and 1998, the Company had temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 were as follows:

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
Deferred tax liabilities:
  Depreciation and amortization.............................. $(5,949) $(5,216)
                                                              -------  -------
    Total deferred tax liabilities...........................  (5,949)  (5,216)
Deferred tax assets:
  Net operating loss carryforwards...........................   5,541   10,268
  Allowance for bad debts....................................     138      186
  Stock-based compensation...................................     111      111
                                                              -------  -------
    Total deferred tax assets................................   5,790   10,565
    Less: valuation allowance................................     --    (5,349)
                                                              -------  -------
      Net deferred tax asset.................................   5,790    5,216
                                                              -------  -------
Net deferred tax asset (liability)........................... $  (159) $   --
                                                              =======  =======

  At December 31, 1998, the Company's net operating loss carryforward for federal income tax purposes is approximately $27,400, with expiration periods beginning in 2011 through 2018. As a result of the recapitalization of the Company, the net operating loss carryforwards will be limited such that no benefit will enure to the newly formed corporation.

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

7. Lease Commitments

  The Company leases electronic and computer equipment under capital lease arrangements. The Company also leases office space and office equipment under operating leases. Future noncancelable lease payments under the Company's lease commitments at December 31, 1998 are as follows:

                                                              Capital  Operating
                                                              Leases    Leases
                                                              -------  ---------
      Future minimum lease payments:
      Year ended December 31:
        1999................................................. $1,121    $   881
        2000.................................................    892      1,871
        2001.................................................    324      1,774
        2002.................................................    --       1,628
        2003.................................................    --       1,669
        Thereafter...........................................    --       8,748
                                                              ------    -------
                                                               2,337    $16,571
                                                                        =======
      Less amount representing interest......................   (248)
                                                              ------
      Present value of lease payments........................  2,089
      Current portion of capital leases......................   (981)
                                                              ------
      Noncurrent portion of capital leases................... $1,108
                                                              ======

  Lease payments under operating leases include certain rent allocated to the Company. In the future, rent charges will be included in the General and Administrative Services Agreement. See Note 10, "Recapitalization and Affiliate Agreements (Unaudited)."

  Rent expense amounted to $121 for the year ended December 31, 1996, $117 for the period from January 1, 1997 to July 7, 1997, $170 for the period from July 7, 1997 to December 31, 1997, $829 for the year ended December 31, 1998, $125 for the three months ended March 31, 1998, and $271 for the three months ended March 31, 1999.

8. Pro Forma Loss Per Share (Unaudited)

  Pro forma basic and diluted loss per share have been calculated assuming that the common shares issued in connection with our recapitalization in April 1999 were outstanding for all periods of Digex presented. The following table summarizes the calculation of pro forma loss per share assuming that the capitalization of the Company in April 1999 was in effect for all periods presented below:

                                   Period from                Three months
                                   July 1, 1997                   ended
                                        to       Year ended     March 31,
                                   December 31, December 31, ----------------
                                       1997         1998      1998     1999
                                   ------------ ------------ -------  -------
Net loss, as reported.............   $(18,558)    $(16,581)  $(3,789) $(8,595)
                                     ========     ========   =======  =======
Weighted average common shares
 (pro forma)......................     50,000       50,000    50,000   50,000
                                     ========     ========   =======  =======
Loss per share:
  Basic...........................   $  (0.37)    $  (0.33)  $ (0.08) $ (0.17)
                                     ========     ========   =======  =======
  Diluted.........................   $  (0.37)    $  (0.33)  $ (0.08) $ (0.17)
                                     ========     ========   =======  =======

  The above table reflects no adjustments for stock options, as the effect of options was anti-dilutive.

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

9. Business Combination

  On July 7, 1997, Intermedia purchased the outstanding common stock of Business Internet, a nationwide Internet services provider and Web site management company in a business combination accounted for as a purchase. The purchase price was allocated to the fair values of assets acquired and liabilities assumed, with the difference recorded as goodwill, which is being amortized over ten years.

  The following table summarizes the allocation of the purchase price to the acquired assets and assumed net liabilities of the Company:

      Estimated net fair values of operating assets and
       liabilities................................................. $ (3,721)
      Purchased intangible assets:
        Trade name.................................................    9,750
        Customer list..............................................    3,120
        Acquired workforce.........................................    1,253
        Developed technologies.....................................    2,720
        Goodwill...................................................   19,099
      In-process research and development..........................   15,000
                                                                    --------
                                                                    $ 47,221
                                                                    ========


  The amount allocated to in-process research and development ("IPR&D") of $15,000 was recorded as a one-time charge to operations in 1997 because the technology was not fully developed and had no alternative future use. Management is primarily responsible for estimating the fair value of the purchased IPR&D.

  The fair value of the IPR&D was estimated by management using an income approach. The value allocated to IPR&D was determined by estimating the costs to develop the purchased technology into commercially viable services, estimating the resulting net cash flows, excluding the cash flows related to the portion that was incomplete at the acquisition date, and discounting the net cash flows to the present value. The forecast was based upon future discounted cash flows, taking into account the stage of development of the IPR&D, the costs to develop the IPR&D, the expected income stream, the life cycle of the technology ultimately developed, and the associated risks. The selection of the applicable discount rate was based on consideration of the costs of capital of Digex and Intermedia, as well as other factors including the useful life of the technology, profitability levels, the uncertainty of technology advances that were known at the time, and the stage of completion related to the technology.

  The IPR&D involved development, engineering, and testing activities associated with the completion of next generation Web site management services. The primary effort involved the development of an additional Web site management facility on the West Coast. The development of technology related to this project was considered critical to alleviating capacity constraints and adding significant new service capabilities. Upon completion, the new Web site management facility management facility was expected to result in faster and easier installation of customers' servers as well as efficient traffic management with significantly less overhead. Related efforts involved the development and integration of next generation routers to support greater transmission capacity, as well as a new software architecture to assist in balancing traffic loads. Another critical element involved the development of site mirroring, the ability to create exact replicas of Web sites at each of Digex's two sites for greater service reliability.

  At the valuation date, Digex was approximately 75% complete with the development of its next generation Web site management services, and substantial progress had been made in the areas of specification, design, and implementation. In particular, engineers had made significant progress in the areas of architecture

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

9. Business Combination (Continued)

development as well as the development of site mirroring capabilities. The Company anticipated that the R&D would be completed in phases by the end of 1998, after which the Company expected to begin generating economic benefits from the value of the IPR&D. Total costs to complete were expected to be $100 for the remainder of 1997 and $400 in 1998. Projected future cash flows attributable to Digex's IPR&D, assuming successful development of such technologies, were discounted to the present value using a discount rate of 24%.

  Intermedia management expected to continue development of the IPR&D efforts at the valuation date, and believed there was a reasonable chance of successfully completing such development. However, there was risk associated with the completion of the IPR&D and there was no assurance that any of the projects would meet with either technological or commercial success. Failure to successfully develop and commercialize the IPR&D would result in the loss of the expected economic return inherent in the fair value allocation.

  On an unaudited pro forma basis, assuming the purchase had occurred at the beginning of the 1997 year, total revenues would have been $11,612, net loss would have been $(22,852) and net loss per share (basic and diluted) would have been $(0.46), assuming that the recapitalization discussed in Note 10 had been in effect for that period. However, pro forma results do not purport to be indicative of the results that would have occurred if the acquisition had occurred at the beginning of year.

10. Recapitalization and Affiliate Agreements (Unaudited)

Recapitalization

  On April 26, 1999, the Company filed its Certificate of Incorporation in the state of Delaware. Pursuant to the Certificate, the Company is authorized to issue up to 9 shares of $.01 par value common stock, of which 6 will be classified Class A and 3 Class B, and 0.1 shares of Preferred Stock. It is the Company's intent to amend its certificate of incorporation to increase the number of authorized shares of common stock to 150,000 including 100,000 Class A shares and 50,000 Class B shares and to increase the number of authorized shares of Preferred Stock to 5,000 shares. The Class A and Class B common stock will be identified in all respects except that the Class A will be entitled to one vote for each share and the Class B will be entitled to ten votes for each share. In addition, on April 30, 1999, Business Internet contributed the Company's assets to the newly formed corporation. The unaudited pro forma balance sheet at March 31, 1999 reflect the pro forma effect of this recapitalization.

Network Services Agreements

  Pursuant to several network services agreements, to be finalized before consummation of the offering as described in Note 12, between Intermedia and the Company, Intermedia will provide Internet network access, as well as network-related services. These Agreements have an initial term of two years. Rates charged to the Company will generally be consistent with rates incurred during the periods presented in the accompanying financial statements.

General and Administrative Services Agreement

  Pursuant to a General and Administrative Services Agreement, entered into in April 1999, between Intermedia and the Company, Intermedia will provide the back office and administrative services as listed below:

  .Corporate Human Resources, including labor relations, payroll and training

  .Finance, accounting and administration

                              DIGEX, INCORPORATED

                  (In thousands, except per share information)

10. General and Administrative Services Agreement (Continued)


  .Tax services, including tax return preparation

  .Accounting and back office support services

  .Investor relations

  .Information management services

  The General and Administrative Services Agreement has an initial term of two years. Rates charged to the Company for these services are believed to be consistent with the allocations in the accompanying financial statements. Rates for services not previously provided to the Company (e.g. investor relations) are based upon Intermedia and the Company's best estimate of the fair value of those services.

11. Segments

  As a provider of Web site hosting service, the Company has one reportable operating segment. The revenue of this single segment is derived from service offerings as reported in the Company's statement of operations. Substantially all of the Company's revenue is attributable to customers in the United States. Additionally, all of the Company's assets are located within the United States.

12. Proposed Public Offering of Common Stock (Unaudited)

  The Board of Directors of Intermedia has authorized management of the Company to file a registration statement with the Securities and Exchange Commission for the initial public offering of the Company's Class A Common Stock. The Company contemplates using the proceeds from the proposed public offering to finance its growth plans.

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Prospective investors may rely only on the information contained in this pro-
spectus. Neither Digex nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospec-tus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospec-tus, regardless of the time of delivery of this prospectus or any sale of these securities.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  32
Management...............................................................  45
Certain Relationships and Related Transactions...........................  56
Principal Stockholders...................................................  58
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Legal Matters............................................................  67
Experts..................................................................  67
Where You Can Find Additional Information................................  67
Index to Financial Statements............................................ F-1

                               ----------------

Until August 23, 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


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                                [LOGO OF DIGEX]

                               10,000,000 Shares

                             Class A Common Stock

                                 -------------

                                  PROSPECTUS

                                 -------------

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette

                              CIBC World Markets

                            Legg Mason Wood Walker
                                 Incorporated


                                 July 29, 1999

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